Exhibit 10.11

LEASE FOR

26 LANDSDOWNE STREET

Cambridge, Massachusetts

LANDLORD

UP 26 LANDSDOWNE, LLC,

a Delaware limited liability company

TENANT

FULCRUM THERAPEUTICS, Inc.

a Delaware corporation

Dated: November 22, 2017

26 LANDSDOWNE STREET

2

EXHIBIT A	—	Base Lease Terms
EXHIBIT B	—	Legal Description
EXHIBIT C-1	—	Depiction of Premises
EXHIBIT C-2	—	Map of the Park
EXHIBIT D	—	Tenant/Landlord Responsibility Matrix
EXHIBIT D-1	—	Detail of Landlord’s Work
EXHIBIT E	—	Standard Services
EXHIBIT E-1	—	Work Letter
EXHIBIT F	—	Rules and Regulations
EXHIBIT G	—	Construction Rules and Regulations
EXHIBIT H	—	Form of NDA with MIT
EXHIBIT I	—	Form of SNDA with Mortgagee

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LEASE

ARTICLE 1
RECITALS, DEFINITIONS AND BASE LEASE TERMS

Section 1.1                  Recitals.

This Lease (this “Lease”) is entered into this 22nd day of November, 2017 by and between UP 26 Landsdowne, LLC, a Delaware limited liability company (the “Landlord”) and Fulcrum Therapeutics, Inc., a Delaware corporation (the “Tenant”).

In consideration of the mutual covenants herein set forth, the Landlord and the Tenant do hereby agree to the terms and conditions set forth in this Lease.

Section 1.2                  Definitions.

Certain terms used in this Lease shall have the meanings set forth below:

“Additional Rent” means all charges payable by the Tenant pursuant to this Lease other than Annual Fixed Rent, including without implied limitation the Tenant’s Tax Expense Allocable to the Premises as provided in Section 3.2; the Tenant’s Operating Expenses Allocable to the Premises in accordance with Section 3.3; amounts payable to Landlord for separately submetered utilities and services pursuant to Section 3.4; amounts payable for special services pursuant to Section 3.5; and the Landlord’s share of any sublease or assignment proceeds pursuant to Section 6.8.

“Annual Fixed Rent” - See Exhibit A and Section 3.1.

“Broker” — Jones Lang LaSalle New England LLC.  See Section 12.8.

“Building” — See Exhibit A.

“Commencement Date” - See Exhibit A and Section 2.5.

“Common Areas” - See Section 2.2.

“Default Interest Rate” - see Section 9.6.

“Excusable Delay” means any delay in the satisfaction of the conditions in question to the extent the same is a consequence of External Causes including, without limitation, any governmental embargo restrictions, or actions or inactions of local, state or federal governments (such as, without limitation, any delays in issuing building permits, certificates of occupancy or other similar permits or certificates without the fault of either party).

“External Causes” means, when referring to a party’s responsibilities under this Lease, collectively Acts of God, war, civil commotion, terrorism, fire, flood or other casualty, strikes or other extraordinary labor difficulties or shortages of labor or materials or equipment in the ordinary course of trade, extraordinary weather conditions, government order or regulations or other cause not reasonably within the control of such party, and not due to the fault or neglect of such party.  In no event shall financial inability be deemed to be an External Cause.

“Land” means the parcel of land situated in Cambridge, Massachusetts, described in Exhibit B.

“Landlord’s Address for Notices”

UP 64 Sidney Street, LLC

c/o Forest City Enterprises, Inc.

1130 Terminal Tower

50 Public Square

Cleveland, Ohio  44113-2203

Attention:  President

with copies to:

Forest City Commercial Management, Inc.

38 Sidney Street

Cambridge, Massachusetts  02139-4234

Attention:  General Manager

“Landlord’s Work” — See Section 2.1

“Leasehold Improvements” — See Exhibit E-1.

“Lease Commencement Date” - See Exhibit A and Section 2.5.

“Lease Year” — A one year period commencing on the Rent Commencement Date (provided, however, that if the Rent Commencement Date does not occur on the first day of a month, the first Lease Year shall end on the last day of the month in which the anniversary of the Rent Commencement Date occurs); each subsequent Lease Year shall consist of one calendar year beginning on the day immediately following the expiration of the prior Lease Year.

“Park” — The buildings and associated land located from time to time within University Park at MIT, as such area is depicted on Exhibit C-2.

“Parking Passes” — See Exhibit A

“Permitted Uses: - See Exhibit A.

“Premises: - See Exhibit A.

“Property” — The Land and the Building.

“Removable Alterations” - See Section 4.2.

“Rules and Regulations” - See Section 6.3 and Exhibit F.

“Tenant’s Original Address” — see Exhibit A.

“Tenant’s Work” — See Section 4.3.

“Term” — See Exhibit A.

Section 1.3                  Base Lease Terms.

The Basic Lease Terms are set forth on Exhibit A, attached.

ARTICLE 2

PREMISES AND TERM

Section 2.1                  Premises.

The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, for the Term, the Premises comprised of the space illustrated on Exhibit C-1, in its current as-is condition, except for (i) completion of work required by Landlord to fulfill Landlord’s obligations as outlined in the Tenant/Landlord Responsibility Matrix attached hereto as Exhibit D provided the parties acknowledge and agree that Landlord’s Work shall proceed concurrently with the construction of Tenant’s Work (to the extent that such Landlord’s Work does not materially interfere with the construction of Tenant’s Work); (ii) demolition and disposal of the existing improvements in the Premises, (iii) installation of a new centralized lab-ready base building HVAC system, delivery of mechanical electrical, life safety and plumbing systems serving the Premises in good operating condition and repair, and (iv) refurbish  the existing common area locker and common shower room on the first floor of the Building (all work described in (i) — (iv) above, collectively, the “Landlord’s Work”) subject to the exclusion herein below set forth in this Section 2.1, Landlord’s reservations set forth in Section 2.3, such easements, covenants and restrictions as may affect the Property and the terms and conditions of this Lease .  Landlord shall perform the Landlord’s Work in a good and workmanlike manner, free from faults and defects, in compliance with all applicable federal, state and local laws, rules and regulations.

Landlord shall complete the Landlord’s Work in a timely and diligent manner and in accordance with the Construction Schedule set forth at Exhibit M, and with the completion of the Landlord’s Work scheduled to occur no later than May 31, 2018 (the “Landlord’s Work Target Date”).  In the event that Landlord has not completed Landlord’s Work by July 15, 2018 (the “Initial Delivery Deadline”), subject in each case to extension for each day of Tenant Delay pursuant to the Work Letter, Tenant shall be entitled to one (1) day of abatement of Annual Fixed Rent for each day of such delay.  Completion of Landlord’s Work shall be achieved when such work is complete except for Punch List (as defined below) items that do not adversely affect Tenant’s Use and occupancy of the Premises, all utilities, building systems and equipment, including without limitation the HVAC systems and components, are in good working order and Landlord has received a certificate of occupancy from the applicable authority of the City of Cambridge for Landlord’s Work (excluding the Tenant Improvements).  In the event that Landlord has not completed Landlord’s Work within forty-five (45) days after the Initial Delivery Deadline, then Tenant shall be entitled to two (2) days of abatement of Annual Fixed Rent for each day of such delay.  In the event that Landlord has not completed Landlord’s Work within one hundred thirty-five (135) days after the Initial Delivery Deadline (herein, the “Outside Delivery Deadline”), subject to extension for each day of Tenant Delay pursuant to the Work Letter, this Lease may be terminated by Tenant, effective upon written notice delivered to Landlord no later than the date that is ten (10) days after such Outside Delivery Deadline.  If Tenant has not delivered such written notice of termination to Landlord within such required time period, then this Lease shall remain in full force and effect.  If Tenant delivers such written notice of termination within such required time period, then the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant, and neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except any provisions which expressly survive termination of this Lease.

Landlord shall use good faith efforts to ensure, and cause Contractor to ensure, that completion of the Landlord’s Work shall not interfere with the ongoing construction of the Initial Leasehold Improvements.  See Section 4.5 herein for additional requirements governing the Landlord’s Work. On or before the anticipated Rent Commencement Date, Tenant or Tenant’s representative shall conduct an inspection of the Premises with Landlord or Landlord’s representative to develop a punch list of all Landlord’s Work items which are not complete or which require correction (the “Punch List”).  Landlord shall complete and/or correct all items on the Punch List within thirty (30) days after Landlord receives the Punch List and shall give Tenant written notice when all of the items on the Punch List have been completed and/or corrected.

Landlord warrants, for a period of one year from the date of completion of Landlord’s Work as provided in this Section, that Landlord’s Work shall be constructed (i) in a good and workmanlike manner and with all utilities, building systems and equipment, including without limitation the HVAC systems and components, in good working order (such warranty shall be exclusive of equipment warranties provided directly by manufacturers for equipment to be installed within the Premises as provided below), (ii) in compliance with applicable legal requirements, and (iii) substantially in accordance with the plans and specifications therefor (collectively, “Landlord’s Warranty”).  Tenant shall have one year after the date of completion of Landlord’s Work as provided in this Section within which to notify Landlord of any breach of Landlord’s Warranty (a “Construction Defect”).  Within 30 days after delivery Tenant’s notice of any such Construction Defect, Landlord shall remedy or cause the responsible contractor to remedy any such Construction Defect within a reasonable time.

Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Premises.  If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne by Tenant or payable out of the LIA (as defined in the Work Letter).

Tenant shall further be subject to any easements, covenants and/or restrictions or other matters of record encumbering the Park provided that any such matters of record arising after the date hereof do not prohibit Tenant’s use and occupancy of the Premises for the Permitted Use or materially and adversely affect Tenant’s rights under this Lease.  The Tenant acknowledges that, except as expressly set forth in this Lease, there have been no representations or warranties made by or on behalf of the Landlord with respect to the Premises, the Building or the Property or with respect to the suitability of any of them for the conduct of the Tenant’s business or activities.  The Premises shall exclude common areas and facilities of the Property, including without limitation exterior faces of exterior walls, the entry, vestibules and main lobby of the Building, first floor elevator lobby and lavatories, the common stairways and stairwells, elevators and elevator wells, boiler room, sprinklers, sprinkler rooms, elevator rooms, mechanical rooms, loading and receiving areas, electric and telephone closets, janitor closets, and pipes, ducts, conduits, wires and appurtenant fixtures and equipment serving exclusively or in common other parts of the Building.  If the Premises at any time includes less than the entire rentable floor area of any floor of the Building, the Premises shall also exclude the common corridors, vestibules, elevator lobby, lavatories, and freight elevator vestibule located on such floor. Landlord shall be delivering the Premises in “as is” condition at the Commencement Date of the Lease.  Prior to the Commencement Date, Landlord shall provide Tenant with evidence of the decommissioning of the Premises by the prior tenant.

Landlord represents and warrants to Tenant that, to the best of Landlord’s current knowledge, information, and belief, (a) the Building and the Premises are in material compliance with all applicable zoning, land use and environmental laws and agreements, the Americans with Disabilities Act of 1990, as amended, and the requirements of all easement and encumbrance documents and Landlord covenants to keep the Building in compliance throughout the Term; (b) Landlord holds the tenant’s interest under the Ground Lease (as such term is defined in Section 12.14), subject to no mortgage other than the current mortgage to CIGNA; (c) Landlord has full power and authority to enter into this Lease and has obtained all consents and taken all actions necessary in connection therewith; and (d) no other party has any possessory right to the Premises or has claimed the same.

Section 2.2                  Appurtenant Rights.

(a)                                 The Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use in common with others, subject to the Rules and Regulations (as defined in Section 6.3): (i) the entry, vestibules, main lobby and common locker room/shower room on the first level of the Building, the common stairways, elevators, sprinkler rooms, mechanical rooms, electric and telephone closets, and the pipes, sprinklers, ducts, conduits, wires and appurtenant fixtures and equipment serving the Premises in common with others, (ii) common walkways and driveways situated upon the Land that are necessary or reasonably convenient for access to the Building, (iii) access to, and use of in common with other tenants of, loading and receiving areas and freight elevators, and electrical and telephone closets, all subject to Rules and Regulations then in effect and (iv) if the Premises at any time includes less than the entire rentable floor area of any floor, the common corridors, vestibules, elevator lobby, lavatories, and freight elevator vestibule located on such floor (collectively, the “Common Areas”).  Without limiting the foregoing, Tenant shall have as appurtenant to the Premises, (A) the right to use a portion of the first floor to house Tenant’s acid neutralization system (which shall be operated and maintained by Tenant), together with access thereto from the common hallway, (B) use of the central vacuum system and compressed air system in common with other tenants entitled thereto, together with access to such systems, and (C) the right to use Tenant’s Share of the Building’s solvent storage capacity of 480 gallons and access to the control areas therefor as more fully provided in Section 12.16 hereof.  Tenant shall have 24-hour, seven (7) days per week access to the Premises, the space where Tenant’s acid neutralization system is located, the common central vacuum and compressed air systems, control areas for solvent storage, freight loading docks and freight elevators, and the dumpster and/or compactor provided by Landlord in the refuse disposal area, subject to the provisions of this Lease and interruption for External Causes, casualty and condemnation.

(b)               Subject to Section 4.1 with respect to installation requirements, Tenant shall have the right, at no additional rental cost, to install heating, ventilation and air conditioning equipment, generators, antennas, satellite dishes and other equipment on the roof of the Building in areas that in aggregate do not exceed Tenant’s proportionate share of roof area of the Building, in each case in locations designated by Landlord.  Any such equipment installed by Tenant shall be for Tenant’s own use and shall be subject to (i) Landlord’s approval regarding location and installation specification, and such requirements intended to any specifications arising from the roof warranty, including the requirement to use such contractor(s) as Landlord may specify for such work, such approval not to be unreasonably withheld, conditioned or delayed, and (ii) applicable City of Cambridge and other legal requirements.  Tenant shall be responsible for all costs relating to the installation, maintenance and removal of such equipment installed by Tenant on the Building roof.

Section 2.3                  Landlord’s Reservations.

(a)                                 The Landlord reserves the right from time to time, without unreasonable interference with the Tenant’s use to alter or modify the Common Areas, provided that (i) the Landlord gives the Tenant reasonable advance notice of the Landlord’s contemplated alterations or modifications where they are reasonably likely to impact Tenant’s use and enjoyment of the Premises, (ii) any such actions are effected in a good and workmanlike manner, and (iii) such alterations or modifications do not permanently impair Tenant’s access to the Premises or its practical use and enjoyment thereof or of the Appurtenant Rights.

(b)                                 In addition to other rights reserved herein or by law, Landlord reserves the right from time to time, without unreasonable interruption of Tenant’s use and access to the Premises (and in any event during the existence of an emergency) (i) to make additions to or reconstructions of the Building and to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, the pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building, or elsewhere in the Property, provided that, to the extent practicable such installations, replacements or relocations in the Premises shall be placed above ceiling surfaces, below floor surfaces, or to the outside of the interior face of perimeter walls; (ii) to name or change the name of the Building, and (iii) to grant easements and other rights with respect to the Property.

Section 2.4                  Parking Passes.

From and after the Rent Commencement Date, the Landlord shall provide Parking Passes (as defined in Exhibit A) for use by the Tenant’s employees in accordance with the provisions of this Section 2.4, and in the 55 Franklin Street garage as designated on Exhibit C-2.  Landlord reserves the right to relocate some or all of Tenant’s parking spaces to other parking garages within University Park, which relocation right shall not be exercised by Landlord more than twice in any twelve (12)-month period.  The Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by the Rules and Regulations with respect to the use of the parking facilities provided by the Landlord pursuant to this Lease.  The Landlord acknowledges that it is the Landlord’s responsibility to assure Tenant that holders of Parking Passes who comply with the Rules and Regulations are able to park their motor vehicles in the designated parking facilities within the Park.  The Tenant acknowledges that the parking facilities within the Park may be owned by an entity other than Landlord.  In no event are Parking Passes transferable other than to the holder, from time to time, of the tenant’s interest under this Lease or a subtenant that has been demised all or a portion of the Premises in conformity with the requirements of this Lease.  Parking Passes are limited to use by employees of either of the foregoing.

The parking spaces relating to the Parking Passes shall be accessible twenty four (24) hours per day, seven (7) days per week.  In no event are Parking Passes transferable other than to the holder, from time to time, of the tenant’s interest under this Lease or a subtenant that has been demised all or a portion of the Premises in conformity with the requirements of this Lease, and use of the Parking Pass is limited to use by employees, business invitees and visitors of either of the foregoing.  The charge for each Parking Pass shall be equal to the Market Rate Parking Charge, established by the parking garage operator from time to time.  “Market Rate Parking Charge” means the monthly parking rate for parking facilities charged from time to time by owners of parking facilities of comparable quality at mixed use office/research parks in the commercial markets that surround the MIT campus (East Cambridge/Kendall Square/Cambridgeport).  The Market Rate Parking Charge shall constitute Additional Rent and shall be payable monthly to Landlord at the time and in the fashion in which Annual Fixed Rent under this Lease is payable.  Without limiting Landlord’s other remedies under the Lease, if Tenant shall fail to pay the amounts due for such Parking Passes for more than thirty (30) days after notice of such failure, then Landlord may terminate Tenant’s rights to such Parking Passes immediately upon notice by Landlord.

Upon written request from time to time, and subject to availability (as determined by Landlord in its sole discretion), Tenant may obtain additional Parking Passes on a month-to-month basis (i.e. terminable by either party on 30 days’ prior written notice), which additional Parking Passes shall be provided to Tenant on all of the terms and conditions of this Article 2 except as expressly set forth in this sentence.

At any time during the Term Landlord shall have the right to assign Landlord’s obligations to provide parking, as herein set forth, together with Landlord’s right to receive Additional Rent for such parking spaces as herein provided, to a separate entity created for the purpose of providing the parking privileges set forth herein.  In such event, Landlord and Tenant agree to execute and deliver appropriate documentation, including documentation with the new entity, reasonably necessary to provide for the new entity to assume Landlord’s obligations to provide the parking privileges to Tenant as specified herein and for the Tenant to pay the Additional Rent attributable to the parking privileges directly to the new entity.  Landlord shall, however, remain primarily liable for the provision of Tenant’s parking privileges.

Section 2.5                                    Lease Commencement Date, Landlord Delivery Date and Rent Commencement Date.

The “Lease Commencement Date” and the “Landlord Delivery Date” shall be the date that Landlord delivers the Premises to Tenant in broom-clean shell condition, with all demolition associated with existing leasehold improvements complete and with the Premises in a condition to allow Tenant to commence the Tenant Work (“Tenant Construction Readiness”).  The Landlord shall give written notice to Tenant as to the Landlord Delivery Date no less than ten (10) days prior to such Landlord Delivery Date, and the Landlord shall cause the Landlord Delivery Date to be no earlier than November 1, 2017 and no later than January 1, 2018.  In the event that the Landlord Delivery Date has not occurred by February 15, 2018 (the “Outside Readiness Deadline”), subject in each case to extension for each day of Tenant Delay pursuant to the Work Letter, Tenant shall be entitled to one (1) day of abatement of Annual Fixed Rent for each day of such delay.  In the event that Landlord has not completed Landlord’s Work within forty-five (45) days after the Outside Readiness Deadline, then Tenant shall be entitled to two (2) days of abatement of Annual Fixed Rent for each day of such delay.  In the event that the Landlord Delivery Date has not occurred within one hundred thirty-five (135) days after the Outside Readiness Deadline, subject to extension for each day of Tenant Delay pursuant to the Work Letter, this Lease may be terminated by Tenant, effective upon written notice delivered to Landlord no later than the date that is ten (10) days after such one hundred thirty-fifth (135th) day after the Outside Readiness Deadline.  If Tenant has not delivered such written notice of termination to Landlord within such required time period, then this Lease shall remain in full force and effect.  If Tenant delivers such written notice of termination within such required time period, then the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant, and neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except any provisions which expressly survive termination of this Lease.

The “Rent Commencement Date” shall be the earlier to occur of (i) Tenant’s occupancy of any portion of the Premises for business purposes, or (ii) six (6) months after the Landlord Delivery Date (the “Scheduled Rent Commencement Date”).   Notwithstanding the foregoing, upon the following terms and conditions, but not otherwise, if (i) the Landlord is delayed in achieving (a) Tenant Construction Readiness beyond the Tenant Construction Readiness Date, or (b) Substantial Completion of the Landlord’s Work beyond the Landlord’s Work Target Date, or (ii) the Tenant is delayed in Tenant’s Construction Work by a Landlord Delay  and (iii) any such delay is not due to Tenant Delay, then the Scheduled Rent Commencement Date shall be postponed by the number of days that Tenant Construction Readiness and/or Substantial

Completion of the Landlord’s Work is so delayed. Without limitation of the foregoing, there shall be no postponement of the Scheduled Rent Commencement Date to the extent that the Tenant Construction Readiness Date, the Substantial Completion of the Landlord’s Work or Tenant’s Construction Work is delayed on account of Tenant Delay.

The Lease Commencement Date, the Rent Commencement Date, and the Term shall be as set forth on Exhibit A.

Section 2.6                                    Extension Option.

Provided that there has been no Event of Default which is uncured and continuing on the part of the Tenant, and the Tenant or any entity which succeeds to Tenant’s rights hereunder pursuant to a Permitted Transfer is, as of the date of exercise and as of the commencement date of each Extension Term, actually occupying at least seventy-five percent (75%) of the Premises for its business purposes, the Tenant shall have the right to extend the Term hereof for one (1) additional period of five (5) years on the following terms and conditions (the “Extension Option):

(a)                                 The Tenant shall have the right to extend the Term hereof for one (1) period of five (5) years (the “Extension Term”) on the terms and conditions set forth in this Section 2.6(a) and (b).  ‘‘Such right to extend the Term shall be exercised by the giving of notice by Tenant to Landlord at least nine (9) months prior to the expiration of the Initial Term (the “Extension Notice Deadline Date”).  Upon the giving of such notice on or before the Extension Notice Deadline Date, this Lease and the Term hereof shall be extended for an additional term of five (5) years, without the necessity for the execution of any additional documents except a document memorializing the Annual Fixed Rent for the Extension Term to be determined as set forth below.  Time shall be of the essence with respect to the Tenant’s giving notice to extend the Term on or before the Extension Notice Deadline Date.

(b)                                 The Extension Term shall be upon all the terms, conditions and provisions of this Lease except the Annual Fixed Rent during first Lease Year of the Extension Term shall be the then Extension Fair Rental Value of the Premises for the Extension Term to be determined under Section 2.6(c) below with respect to which the Extension Fair Rental Value is to be established (the “Then Applicable Annual Fixed Rental Rate”).  If the Tenant makes a written request to the Landlord for a proposal for the Extension Fair Rental Value for the Extension Term, the Landlord shall make such a written proposal to the Tenant within thirty (30) days after receipt of the Tenant’s request therefor, but in no event shall the Landlord be required to deliver such a proposal sooner than twelve (12) months prior to the date as of which such proposal is to become effective.  Alternatively, the Landlord may, at its election, propose an Extension Fair Rental Value to the Tenant without any request having been made.  The determination of the Extension Fair Rental Value shall include a determination as to whether an Annual Fixed Rent Escalator Factor should be applicable to the Extension Term, and, if so, the amount thereof.

(c)                                  For purposes of this Section 2.6, the Extension Fair Rental Value of the Premises shall mean the then current fair market annual rent for leases of other space similarly improved, taking into account all relevant factors, including but not limited to the condition to which such premises have been improved, the economic terms and conditions specified in this

Lease that will be applicable thereto, for comparable laboratory and office space located in the commercial markets that surround the MIT campus (East Cambridge, Kendall Square, and Cambridgeport).  The Landlord and the Tenant shall endeavor in good faith to agree upon the Extension Fair Rental Value of the Premises within thirty (30) days after the Tenant has exercised its option for the Extension Term.  If the Extension Fair Rental Value of the Premises is not agreed upon by the Landlord and the Tenant within this time frame, each of the Landlord and the Tenant shall retain a real estate professional with at least ten (10) years continuous experience in the business of appraising or marketing similar commercial real estate in the Cambridge, Massachusetts area who shall, within thirty (30) days of his or her selection, prepare a written report summarizing his or her conclusion as to the Extension Fair Rental Value.  The Landlord and the Tenant shall simultaneously exchange such reports; provided, however, if either party has not obtained such a report within said thirty (30) day period then the determination set forth in the other party’s report shall be final and binding upon the parties.  If both parties receive reports within such time and the lower determination is within ten percent (10%) of the higher determination, then the average of these determinations shall be deemed to be the Extension Fair Rental Value for the Premises.  If these determinations differ by more than ten percent (10%), then the Landlord and the Tenant shall mutually select a person with the qualifications stated above (the “Final Professional”) to resolve the dispute as to the Extension Fair Rental Value for the Premises.  If the Landlord and the Tenant cannot agree upon the designation of the Final Professional within thirty (30) days of the exchange of the first valuation reports, either party may apply to the American Arbitration Association, the Greater Boston Real Estate Board, or any successor thereto, for the designation of a Final Professional.  Within ten (10) days of the selection of the Final Professional, the Landlord and the Tenant shall each submit to the Final Professional a copy of their respective real estate professional’s determination of the Extension Fair Rental Value for the Premises.  The Final Professional shall not perform his or her own valuation, but rather shall, within thirty (30) days after such submissions, select the submission which is closest to the determination of the Extension Fair Rental Value for the Premises which the Final Professional would have made acting alone.  The Final Professional shall give notice of his or her selection to the Landlord and the Tenant and such decision shall be final and binding upon the Landlord and the Tenant.  Each party shall pay the fees and expenses of its real estate professional and counsel, if any, in connection with any proceeding under this paragraph, and one-half of the fees and expenses of the Final Professional.  In the event that the commencement of the Extension Term occurs prior to a final determination of the Extension Fair Rental Value therefor (the “Extension Rent Determination Date”), then the Tenant shall pay the Annual Fixed Rent at Annual Fixed Rental Rate for the last day of the Term prior to the commencement of such extension.  If the Annual Fixed Rent for the Extension Term is determined to be greater than the Annual Fixed Rent paid with respect to the Premises prior to the Extension Rent Determination Date, then the Tenant shall pay to the Landlord the amount of such underpayment within ten (10) days of the Extension Rent Determination Date, and if the Annual Fixed Rent for the Extension Term is determined to be less than the Annual Fixed Rent paid with respect to the Premises prior to the Extension Rent Determination Date, then the Landlord shall credit the amount of such overpayment against the monthly installments of Annual Fixed Rent thereafter coming due.

ARTICLE 3

RENT AND OTHER PAYMENTS

Section 3.1                  Annual Fixed Rent.

The Annual Fixed Rent applicable to the Premises during the Term shall be as set forth on Exhibit A.  On the Rent Commencement Date and on the first day of each month thereafter, the Tenant shall pay, without notice or demand, monthly installments of one twelfth (1/12) of the Annual Fixed Rent in effect in advance for each full calendar month of the Term following the Rent Commencement Date and a corresponding fraction of said one twelfth (1/12) for any fraction of a calendar month in which the Rent Commencement Date occurs. On the day that is the first anniversary of the Rent Commencement Date, and on each anniversary of that date thereafter, Annual Fixed Rent for the Premises shall increase to an amount equal to one hundred three percent (103%) of the Annual Fixed Rent immediately preceding such anniversary.

Section 3.2                  Real Estate Taxes.

From and after the Rent Commencement Date, during the Term, the Tenant shall pay to the Landlord, as Additional Rent, the Tenant’s Tax Expenses Allocable to the Premises (as such term is hereinafter defined) in accordance with this Section 3.2.  The terms used in this Section 3.2 are defined as follows:

(a)                                 “Tax Fiscal Year” means the 12 month period beginning on the first date of the fiscal period in respect of which real estate taxes are due and payable to the appropriate governmental taxing authority.

(b)                                 “The Tenant’s Tax Expense Allocable to the Premises” means (i) that portion of the Landlord’s Tax Expenses for an Operating Fiscal Year (as defined below) which bears the same proportion thereto as the rentable floor area of the Premises (from time to time) bears to the rentable floor area of the Building and (ii) in the event that the Premises are improved to a standard which is materially higher than other portions of the Property and the taxing authority has calculated the Building valuation on such basis as provided in the notice of such new valuation or reassessment, such portion of the Real Estate Taxes on the Property with respect to any Operating Fiscal Year as is appropriate so that the Tenant bears the portion of the Real Estate Taxes which are properly allocable to the Premises, as reasonably determined by Landlord based on information with respect to the assessment process made available by the assessing authorities.  Notwithstanding the foregoing, laboratory improvements made to the Premises that are typical in a Class A laboratory building in Cambridge shall not be deemed to result in the Premises being improved to a standard which is materially higher than other portions of the Property.

(c)                                  “The Landlord’s Tax Expenses” with respect to any Tax Fiscal Year means the aggregate Real Estate Taxes with respect to that Tax Fiscal Year, reduced by any abatement receipts with respect to that Tax Fiscal Year.

(d)                                 “Real Estate Taxes” means (i) all taxes, assessments and similar charges of every kind and nature assessed by any governmental authority on the Property; (ii) reasonable expenses incurred in connection with negotiating with the city assessor’s office, in advance of the establishment of the assessed valuation of the Property, to establish a fair and reasonable assessment therefor; and (iii) reasonable expenses incurred in connection with any proceedings for abatement of such taxes or special assessments.  Any special assessments to be included within the definition of “Real Estate Taxes” shall be limited to the amount of the installment (plus any interest thereon) of such special tax or special assessment (which shall be payable over the longest period permitted by law as reasonably determined by Landlord) required to be paid during the Operating Fiscal Year in respect of which such taxes are being determined.  Without limiting the foregoing, Real Estate Taxes include any payments in lieu of taxes.  There shall be excluded from such taxes all income, estate, succession, inheritance, excess profit, franchise and transfer taxes, and delinquency interest or penalties; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on the Landlord a capital levy or other tax on the gross rents received with respect to the Property, or a federal, state, county, municipal or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so based, shall be deemed to be included within the term “Real Estate Taxes,” based on the Property being the Landlord’s only property.  Landlord may elect to allocate Real Estate Taxes separately among tenants with different use categories in the Building from time to time based on such factors as the Landlord reasonably determines (rather than on a proportionate basis based on square feet) if Landlord reasonably determines it is necessary to fairly allocate the Real Estate Taxes, provided that Landlord will not allocate Real Estate Taxes separately for any tenant whose use includes laboratory or research and development use along with office or other uses but may allocate Real Estate Taxes separately for tenants whose use is solely office use or solely retail use.

Payments by the Tenant on account of the Tenant’s Tax Expense Allocable to the Premises shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent and shall be in an amount of the greater of (i) one twelfth (1/12) of the Tenant’s Tax Expense Allocable to the Premises for the current Operating Fiscal Year as reasonably estimated by the Landlord, or (ii) an amount reasonably estimated by any holder of a first mortgage or similar lien on the Property, to be sufficient, if paid monthly, to pay the Tenant’s Tax Expense Allocable to the Premises on the dates due to the taxing authority.

Not later than one hundred twenty (120) days after the end of each Operating Fiscal Year or fraction thereof at the end of during the Term, the Landlord shall render the Tenant a statement in reasonable detail showing for the preceding Tax Fiscal Year of the Term or fraction thereof, as the case may be, real estate taxes on the Property, and any abatements or refunds of such taxes, together with a copy of the tax bill or bills for the Tax Fiscal Year in question.  Reasonable expenses incurred in obtaining any tax abatement or refund not previously charged may be charged against such tax abatement or refund before the adjustments are made for the Tax Fiscal Year.  If at the time such statement is rendered it is determined with respect to any Operating Fiscal Year, that the Tenant has paid (i) less than the Tenant’s Tax Expense Allocable to the Premises or (ii) more than the Tenant’s Tax Expense Allocable to the Premises, then, in the case of (i) the Tenant shall pay to the Landlord, as Additional Rent, within thirty (30) days of such statement the amount of such underpayment and, in the case of (ii) the Landlord shall credit the amount of such overpayment against the monthly installments of the Tenant’s Tax Expense Allocable to the Premises next thereafter coming due (or refund such overpayment within thirty (30) days if the Term has expired to the extent that such overpayment exceeds any amount then due from the Tenant to the Landlord).  To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Fiscal Year, the statement to be furnished by the Landlord shall be rendered and payments made on account of such installments.  Landlord shall, upon Tenant’s request, provide Tenant with a copy of all applicable tax bills, statements, records and the like, as well as’ any reasonably relevant supporting documentation in Landlord’s possession.  If the Commencement Date occurs on other than the first day of an Operating Fiscal Year, or if the Termination Date occurs on other than the last day of an Operating Fiscal Year, then the amount of Tenant’s Tax Expense Allocable to the Premises payable by the Tenant with respect to such Operating Fiscal Year(s) shall be prorated based upon the ratio of the length of the time period during such Operating Fiscal Year(s) in respect of which the Tenant has an obligation to pay Tenant’s Tax Expense Allocable to the Premises to the length of such Operating Fiscal Year(s).  ‘

Section 3.3                  Operating Expenses.

From and after the Rent Commencement Date, during the Term, the Tenant shall pay to the Landlord, as Additional Rent, the Tenant’s Operating Expenses Allocable to the Premises, in accordance with this Section 3.3 including, without limitation, the conditions and limitations set forth in clauses (a) through (l) below, with respect to each twelve (12) month period beginning January 1 each year or such other fiscal period of twelve (12) consecutive months hereinafter adopted by the Landlord for lease administration purposes (“Operating Fiscal Year”).  Subject to the provisions of this Section 3.3, “The Tenant’s Operating Expenses Allocable to the Premises” means that portion of the Operating Expenses for the Property which bears the same proportion thereto as the rentable floor area of the Premises bears to the rentable floor area of the Building.  The term “Operating Expenses for the Property” means the Landlord’s actual cost of managing, operating, cleaning, maintaining and repairing the Property, including the roads, driveways and walkways providing access to the Building, and shall include without limitation, the cost of fulfilling the maintenance and repair obligations required to be performed by Landlord under Section 5.1 and, subject to the exclusions set forth below, the cost of services performed by Landlord and specified on Exhibit E; premiums for insurance carried pursuant to Section 7.4; the amount of any deductible associated with an insurance claim of the Landlord; compensation (including, without limitation, fringe benefits, worker’s compensation insurance premiums and payroll taxes) paid to, for or with respect to all persons engaged in the managing, operating, maintaining or cleaning the Property; legal, auditing, consulting, and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building; interior landscaping and maintenance; steam, water, sewer, gas, oil, electricity, telephone and other utility charges (excluding any such utility charges either separately metered or separately chargeable to the Tenant); cost of providing HVAC services; cost of building and cleaning supplies; the costs of routine environmental and energy efficiency management programs operated by Landlord; market rental costs (or alternatively the Amortization Charge Off (as hereinafter defined) so long as the expenses which are the subject of such Amortization Charge Off would have been permitted Operating Expenses had the item in question been purchased) with respect to equipment used in managing, operating, cleaning, maintaining or repairing the Property; cost of cleaning; cost of maintenance and non-capital repairs and replacements; cost of snow removal; cost of landscape maintenance; cost of security services; payments under service contracts with independent contractors; management fees at reasonable rates consistent with comparable multi-tenant buildings, as applicable, in the submarket within which the Premises is located with the type of occupancy and services rendered, not to exceed three percent (3%) of Annual Fixed Rent in any year; the cost of any capital repairs, replacements or improvements which (i) are required by any law or regulation enacted or promulgated after the date of this Lease, (ii) reduce Operating Expenses, or (iii) improve the management and operation of the Property or the Common Areas in a manner reasonably acceptable and consented to by Tenant in writing in advance of such expenditure (all such capital costs to be amortized on a straight line basis in accordance with generally accepted accounting principles, together with interest on the unamortized balance at such rate as may have been paid by the Landlord on funds borrowed for the purpose of making such capital repairs, replacements or improvements (or if the Landlord did not borrow such funds, then at the base lending rate announced by a major commercial bank designated by the Landlord), with only the annual amortization amount (“Amortization Charge Off”) being included in Operating Expenses with respect to any Operating Fiscal Year); charges equitably and reasonably allocated to the Building for the operating, cleaning, maintaining, securing and repairing of the Common Areas excluding the initial capital improvement costs associated with initially establishing the Common Areas; costs incurred by Landlord in connection with any employee transportation assistance consisting of shuttle service between the Park and public transportation; and all other reasonable and necessary (in the Landlord’s reasonable judgment) expenses paid in connection with the operation, cleaning, maintenance and repair of the Property and Common Areas.

If less than ninety-five percent (95%) of the total rentable floor area of the Building is occupied at any time during the term of this Lease, Landlord may extrapolate components of Operating Expenses that vary with occupancy as though ninety-five percent (95%) of the total rentable floor area of the Building had been occupied at all times during such period, but only if such expenses are actually expended.  Additionally, Tenant shall not be charged for amounts allocable to vacant space.

Operating Expenses for the Property shall not include the following:

(a)                                 any cost or expense to the extent to which Landlord is paid or reimbursed, or which is reimbursable to the Landlord, from a third party (other than as a payment for Operating Expenses), insurance, warranties, service contracts, condemnation proceeds or similar sources;

(b)                                 salaries and bonuses of officers or executives of Landlord or administrative employees above the grade of the Building general manager, and if personnel below such grades are shared with other buildings or have other duties not related to the Building, only the allocable portion of such person or persons salary shall be included in Operating Expenses;

(c)                                  interest on debt or principal amortization payments (except as expressly otherwise provided) or any other payments on any mortgage or any payments under any ground lease;

(d)                                 any fees, costs, and commissions incurred in procuring or attempting to procure other tenants including, but not necessarily limited to brokerage commissions, finders’ fees, attorneys’ fees and expenses, entertainment costs and travel expenses, marketing costs, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

(e)                                  any cost included in Operating Expenses representing an amount paid to a person, firm, corporation or other entity related to Landlord which is in excess of the amount which would have been paid on an arms’ length basis in the absence of such relationship (provided that nothing herein shall be construed as requiring that the cost in question equal the lowest possible cost; only that the cost not be inflated solely due to the absence of an arms’ length relationship);

(f)                                   depreciation of the Building or any part thereof;

(g)                                  any costs incurred for services or maintenance attributable to portions of the Park which Tenant does not have the right to use;

(h)                                 any costs attributable to the parking garages within University Park;

(i)                                     costs which may be considered capital improvements, capital repairs, capital changes or any other capital costs as determined under generally accepted accounting principles except for the Amortization Charge Off;

(j)                                    advertising and promotional expenditures, and costs of acquisition and maintenance of signs in or on the Building identifying the owner of the Building or other tenants;

(k)                                 costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or other occupants’ improvements or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

(l)                                     expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly;

(m)                             costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building;

(n)                                 amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(n)                                 Landlord’s general corporate overhead and corporate administrative expenses;

(o)                                 any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, such as gym or athletic facilities, cafes or clubs;

(p)                                 costs incurred in connection with upgrading the Building to comply with laws, rules, regulations and codes in effect prior to the Lease Commencement Date;

(q)                                 costs arising from the negligence or willful misconduct of Landlord or other tenants or occupants of the Building or their respective agents, employees, licensees, vendors, contractors or providers of materials or services;

(r)                                    replacement or contingency reserves;

(s)                                   the cost of removing or remediating Hazardous Materials from the Property;  provided, however, that notwithstanding the foregoing, Operating Expenses shall be permitted to include the costs of remediation or other responses to Hazardous Material first discovered at the Property after the date of this Lease for which a third party or an occupant of the Property other than Landlord or Tenant is responsible and for which Landlord, after using commercially reasonable efforts, has not determined the party that is responsible so that such party can be charged for such costs;

(s)                                   costs arising from Landlord’s charitable or political contributions;

(t)                                    costs arising from latent defects or repair thereof; and

(u)                                 costs for sculpture, paintings or other objects of art.

Payments by the Tenant for its share of the Tenant’s Operating Expenses Allocable to the Premises shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent.  The amount so to be paid to the Landlord shall be an amount from time to time reasonably estimated by the Landlord to be sufficient to aggregate a sum equal to the Tenant’s share of the Tenant’s Operating Expenses Allocable to the Premises for each Operating Fiscal Year.

Not later than one hundred twenty (120) days after the end of each Operating Fiscal Year or fraction thereof during the Term or fraction thereof at the end of the Term, the Landlord shall render the Tenant a statement in reasonable detail and according to usual accounting practices certified by an officer of the Landlord, showing for the preceding Operating Fiscal Year or fraction thereof, as the case may be, the Operating Expenses for the Property and Tenant’s Operating Expenses Allocable to the Premises.  Said statement to be rendered to the Tenant also shall show for the preceding Operating Fiscal Year or fraction thereof, as the case may be, the amounts of Operating Expenses already paid by the Tenant.  If at the time such statement is rendered it is determined with respect to any Operating Fiscal Year, that the Tenant has paid (i) less than the entirety of the Tenant’s Operating Expenses

Allocable to the Premises or (ii) more than the Tenant’s Operating Expenses Allocable to the Premises, then, in the case of (i) the Tenant shall pay to the Landlord, as Additional Rent, within thirty (30) days of such statement the amounts of such underpayment and, in the case of (ii) the Landlord shall credit the amount of such overpayment against the monthly installments of the Tenant’s Operating Expenses Allocable to the Premises next thereafter coming due (or refund such overpayment within thirty (30) days if the Term has expired to the extent that such overpayment exceeds any amount then due from the Tenant to the Landlord).  If the Commencement Date occurs on other than the first day of an Operating Fiscal Year, or if the Termination Date occurs on other than the last day of an Operating Fiscal Year, then the amount of Tenant’s Operating Expenses Allocable to the Premises payable by the Tenant with respect to such Operating Fiscal Year(s) shall be prorated based upon the ratio of the length of the time period during such Operating Fiscal Year(s) in respect of which the Tenant has an obligation to pay Tenant’s Operating Expenses Allocable to the Premises to the length of such Operating Fiscal Year.

The Tenant may examine or audit the accounts and original bills for Operating Expenses upon thirty (30) days’ prior written notice to the Landlord, but no more often than one (1) time in any Operating Fiscal Year or Fiscal Year, as applicable.  The Landlord agrees that it will make available to the Tenant in the Landlord’s office in University Park, during regular business hours, such information as the Landlord has available at such office.  In similar manner, the Tenant may examine such further records as Landlord may have, but such matters will be conducted where the Landlord customarily keeps such records, which may be at the headquarters of the Landlord’s parent company in Cleveland, Ohio.  The Tenant shall bear the cost of any such audit, unless the same discloses a discrepancy in excess of five percent (5%) of the Tenant’s Operating Expenses for the Fiscal Year in question, in which event the Landlord shall reimburse the Tenant for such costs reasonably incurred.  For any given Fiscal Year of the Landlord, the Tenant must make any such audit within six (6) months after the Tenant’s receipt of itemized statements (and any supporting documentation requested by the Tenant) referred to in the preceding paragraph.  The Tenant must further make any claim for revision of Operating Expenses for such Fiscal Year by written notice to the Landlord within said six (6) month period.  The Tenant shall have the right to deduct from future installments of Operating Expenses any overpayments for Operating Expenses made by Tenant which are disclosed by an audit conducted pursuant to this Section 3.3.

Section 3.4                  Utility Charges.

During the Term, the Tenant shall pay directly to the provider of the service, all charges for steam, gas, electricity, fuel, water, sewer and other services and utilities furnished to the Premises and separately metered.  Tenant shall purchase electricity from the utility service providing electricity to the Building from time to time.  Landlord shall have the right at any time and from time to time to change the electricity provider to the Building.  If at any time during the Term, any utility service to the Premises is not separately metered and paid directly to the service provider by Tenant, Tenant’s usage and billing shall depend upon Landlord’s reading of the check meters (or, if not check metered, upon the reasonable estimate of Tenant’s usage as determined by Landlord’s engineer) for such service or if, Tenant’s usage is non-determinable, based on the proportion of Tenant’s rentable square footage compared to other tenants having use of the same utility service.  Unless separately metered and paid directly by Tenant, Additional Rent for utilities in the Premises may be estimated monthly by Landlord, based upon the estimate set forth in the preceding sentence, and shall be paid monthly by Tenant as billed with a final accounting based upon actual bills following the conclusion of each Operating Fiscal Year.

Section 3.5                  Above Standard Services.

If the Tenant requests and the Landlord elects to provide any services to the Tenant in addition to those described in Exhibit E, the Tenant shall pay to the Landlord, as Additional Rent, the amount billed by Landlord for such services at Landlord’s standard rates as from time to time in effect.  The cost of such services shall not be deemed to be Operating Expenses for the Property as described in Section 3.3.  If the Tenant has requested that such services be provided on a regular basis, the Tenant shall, if requested by the Landlord, pay for such services at their actual cost to Landlord, including, without limitation, a reasonable overhead component, at the time and in the fashion in which Annual Fixed Rent under this Lease is payable.  Otherwise, the Tenant shall pay for such additional services within thirty (30) days after receipt of an invoice from the Landlord.

Section 3.6                  No Offsets.

Annual Fixed Rent and Additional Rent shall be paid by the Tenant without offset, abatement or deduction except as provided herein.  Without limiting the foregoing, Tenant’s obligation to pay rent shall be absolute, unconditional, and independent and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or, except as provided in Article 8, any casualty or taking, or any failure by Landlord to perform or other occurrence; except as expressly set forth in this Lease, Tenant waives all rights now or hereafter existing to terminate, quit or surrender this Lease or the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent.  Nothing in this Section 3.6 shall be deemed to prohibit Tenant from bringing a claim for injunctive relief against Landlord or seeking monetary damages in a separate proceeding against Landlord.

ARTICLE 4

ALTERATIONS

Section 4.1                  Consent Required for Tenant’s Alterations.

The Tenant shall not make alterations or additions to the Premises except in accordance with complete, coordinated construction plans and specifications therefor first approved by the Landlord, which approval shall not be unreasonably withheld or delayed.  There will be no charge for Landlord’s review of Tenant’s plans, specifications and construction, except for Landlord’s reasonable, third party, out-of-pocket expenses.  Notwithstanding the foregoing, the Tenant may, from time to time without the Landlord’s prior consent and at the Tenant’s own expense, make interior non-structural alterations and changes in and to the Premises, provided that such alterations or changes (i) do not diminish the value of the Building, (ii) do not exceed the applicable floor loading capacity of the Building; (iii) do not affect existing mechanical or electrical, plumbing, HVAC or other systems in the Building (except for standard balancing adjustments of existing systems that may be required when adding offices, conference rooms and the like), and/or (iv) do not affect the exterior appearance of the Building (including without limitation by changing glass or making changes to the Premises that are visible from the exterior of the Building), provided that any proposed alterations and changes costing Fifty Thousand

Dollars ($50,000) or more, and any proposed alterations and changes that do not fulfill the conditions of any of clauses (i) through (iv) above, shall require Landlord’s prior approval as aforesaid.   Whether or not the Tenant’s changes and/or alterations require the Landlord’s consent pursuant to this paragraph, the Tenant shall, in each instance, give reasonable prior notice to the Landlord of the presence of Tenant’s contractors in the Building and any alterations and changes in and to the Premises which the Tenant intends to undertake, together with a reasonable description of the proposed work and such plans and specifications as the Tenant has therefor.  The Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions which (i) would adversely affect any structural or exterior element of the Building, (ii) would adversely affect the general utility of the Building for use by existing tenants or prospective future tenants thereof, (iii) would affect the exterior appearance of the Building in a manner which is not acceptable to the Landlord, in its sole discretion, (iv) will require unusual expense to readapt the Premises to normal use as laboratory space; or (v) would adversely affect existing mechanical or electrical, plumbing, HVAC or other systems in the Building, in each case, with respect to clauses (i)-(v), as reasonably determined by the Landlord in its sole discretion.  The Landlord shall not be deemed unreasonable in delaying the approval of any alterations or additions to the extent that Landlord reasonably requires consultation with third party architects or engineers to review the plans for such work.  In any notice withholding approval the Landlord shall specify, in reasonable detail, the nature of the Landlord’s objection.  Neither the Landlord’s failure to object to any proposed alterations or additions, nor the Landlord’s approval of any plans and specifications furnished by Tenant to Landlord, shall be construed as superseding in any respect, or as a waiver of Landlord’s right to enforce, the Tenant’s obligation to fulfill all of the terms and conditions of this Lease applicable to any work contemplated thereby.  All alterations and additions to the Premises shall be designed in reasonable accordance with the Building design standards promulgated by Landlord from time to time.

Notwithstanding anything to the contrary contained in this Section 4.1, if any of the Tenant’s proposed alterations and/or additions affect the roof of the Building, the following additional conditions shall apply:

(a)                                 Such alterations and changes will not in any way interfere with the proper functioning of, and Landlord’s access to, equipment located on the roof of the Building or exceed roof loading requirements; and

(b)                                 Adequate measures are taken to reduce the visibility and noise of mechanical equipment, antennae and dishes consistent with the appearance and design scheme required by the Rules and Regulations and any applicable laws, ordinances or regulations of the City of Cambridge.

Promptly following the performance of any alterations or additions to the Premises, the Tenant shall furnish Landlord an “as built” set of plans and specifications for the Premises and a report evidencing the completion of air balancing (to the extent such alterations or additions affected air balancing), in a format reasonably requested by the Landlord.

Section 4.2                  Ownership of Alterations and Initial Leasehold Improvements.

All alterations and additions and the Initial Leasehold Improvements shall be part of the Building and owned by the Landlord; provided, however, that the Landlord may require the Tenant to remove certain specialized alterations and additions and Initial Leasehold Improvements at the expiration, or the early termination of this Lease.  Landlord shall specify such items at the time of its approval of their installation.  All movable equipment, trade fixtures and furnishings not attached to the Premises shall remain the personal property of the Tenant and shall be removed by the Tenant upon expiration or earlier termination of this Lease.  Notwithstanding the foregoing, any and all improvements, specifically including movable case work, lab benches, hoods and equipment, funded by the Leasehold Improvements Allowance shall be part of the Building and owned by the Landlord.

Any alterations and additions, if required to be removed upon the termination or expiration of this Lease as hereinabove provided, shall be removed by the Tenant with reasonable care and diligence, including the capping off of all utility connections behind the adjacent interior finish, and the restoration of such interior finish to the extent necessary so that the Premises are left with complete wall, ceiling and floor finishes.

Section 4.3                  Construction Requirements for Alterations.

All construction work performed by or on behalf of the Tenant (“Tenant’s Work”) shall be done in a good and workmanlike manner employing only first class materials and in compliance with the Rules and Regulations (as defined in Section 6.3) that apply to construction, and with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Building.  The Landlord or Landlord’s authorized agent may (but without any implied obligation to do so) inspect the work of the Tenant at reasonable times and shall give notice of observed defects.  Tenant’s Work and the installation of furnishings shall always be coordinated in such manner as to maintain harmonious labor relations on the Property and not to damage the Building or interfere with Building construction or operation.  Tenant’s Work shall be performed by contractors or workmen first approved by the Landlord, which approval the Landlord agrees not to unreasonably withhold or delay.  The Tenant, before starting any work, shall receive and comply with the Construction Rules and Regulations attached hereto as Exhibit G and shall (i) cause the Tenant’s contractors to comply therewith; (ii) obtain “builder’s risk” coverage (in an amount that is reasonable given the quality and quantity of the work to be undertaken) to enhance the insurance coverage otherwise required to be carried by the Tenant hereunder; (iii) secure all licenses and permits necessary for such work; (iv) deliver to the Landlord a statement of the names of its general contractor (or construction manager) and subcontractors who are to perform electrical or plumbing work or are otherwise to perform work that will affect the structure or base building systems of the Building, and the estimated cost to design and construct any Tenant’s Work; (v) provide security satisfactory to the Landlord in its reasonable discretion and consistent with the security requirements for comparable work in comparable buildings in the Cambridge market protecting the Landlord against liens arising out of the furnishing of such labor and material; and  (vi) cause each contractor to carry worker’s compensation insurance in statutory amounts covering all the contractors’ and subcontractors’ employees and commercial general liability insurance on an occurrence basis with limits of $1,000,000 (individual) and $5,000,000 (occurrence) covering personal injury and death and property damage (all such insurance to be written in companies approved reasonably by the Landlord and insuring the Landlord, such individuals and entities affiliated with the Landlord as the Landlord may designate, any ground lessor or mortgagee that the Landlord may designate, and the Tenant as well as the contractors and to contain a requirement for at least thirty (30) days’ notice to the Landlord prior to cancellation, nonrenewal or material change), and deliver to the Landlord certificates of all such insurance prior to the commencement of the applicable Tenant’s Work.  Tenant shall reimburse the Landlord within 30 days after invoice for any reasonable third-party expenses incurred by the Landlord in connection with any request by the Tenant for consent to any alterations or additions pursuant to this Article 4.

Section 4.4      Payment for Tenant Alterations.

Except as set forth in the Work Letter, the Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by the Tenant, its agents, employees or independent contractors, and not to cause or permit any liens or notice of intent to file a lien for labor or materials performed or furnished in connection therewith to attach to the Premises or the Property and promptly to discharge (or bond over in a manner satisfactory to Landlord in its sole discretion) any such liens which may so attach.  If any such lien or notice of intent to file a lien shall be filed against the Premises or the Property and the Tenant shall fail to cause such lien or notice to be discharged within fifteen (15) days after receipt by the Tenant of notice of the filing thereof, the Landlord may cause such lien or notice to be discharged by payment or otherwise without investigation as to the validity thereof or as to any offsets or defenses which the Tenant may have with respect to the amount claimed.  The Tenant shall reimburse the Landlord, as additional rent, for any cost so incurred and shall indemnify and hold harmless the Landlord from and against any and all claims, costs, damages, liabilities and expenses (including reasonable attorneys’ fees) which may be incurred or suffered by the Landlord by reason of any such lien or its discharge.

Section 4.5      Initial Leasehold Improvements.

Tenant shall have the right to perform some initial work to the Premises prior to occupancy (the “Initial Leasehold Improvements”).  The construction of the Initial Leasehold Improvements shall be done in accordance with the terms of this Section 4 and the work letter attached hereto as Exhibit E-1 (the “Work Letter”).  Additionally, and subject to the terms set forth herein and in the Work Letter, Tenant may hire its own architect and engineer for the construction of the Initial Leasehold Improvements, subject to the approval of the Landlord, which shall not be unreasonably withheld.  There shall be no construction oversight fee paid to Landlord.  However, Landlord shall be reimbursed for any third party out of pocket costs incurred by Landlord in the review and approval of Tenant’s plans, specifications, improvements and construction.  Tenant agrees to use The Richmond Group (the “Contractor”) as its general contractor for the Initial Leasehold Improvements.    As construction of the Landlord’s Work and the Initial Leasehold Improvements will be ongoing simultaneously, both Landlord and Tenant agree to use good faith efforts to cooperate with each other to ensure the various construction activities occur without unreasonable conflict.

ARTICLE 5

RESPONSIBILITY FOR CONDITION OF BUILDING AND PREMISES

Section 5.1      Maintenance of Building and Common Areas by Landlord.

Except as otherwise provided in Article 8, the Landlord shall make such repairs to the foundation, roof, exterior walls (including exterior glass), floor slabs, elevators, base building mechanical, plumbing and electrical and life safety systems (to the extent serving more than one tenant), and any other base structural elements of the Building as may be necessary to keep them in good order, condition and repair, and make such repairs to the mechanical systems and equipment serving the Building, except for any mechanical, plumbing and electrical systems and equipment that serve the Premises exclusively (“Tenant’s Dedicated Mechanical Systems and Equipment”), and other Common Areas as are necessary to keep them in good order, condition and repair.  The Landlord shall further perform the services designated as Landlord’s Services on Exhibit E.  Landlord shall also provide a dumpster and/or compactor at the loading area of the Building for use by Tenant in common with other tenants for the disposal of non-hazardous and non-controlled substances.  Costs and expenses incurred by the Landlord under this Section 5.1 shall be included in Operating Expenses of the Property as permitted under Section 3.3. Subject to Section 7.5, the Tenant shall be responsible for 100% of the cost of any repair to the Premises, the Building, or the Land caused by the negligence or misconduct of the Tenant, or any agent, employee or contractor of the Tenant, notwithstanding anything to the contrary provided in Section 3.3.

Without limiting the foregoing, Landlord shall provide stand-by power by automatic transfer switches and power from the generator installed by Landlord on the roof of the Building, provided that Tenant’s allowance of such power is 4 watts per square foot of the Premises.

Section 5.2      Maintenance of Premises by Tenant.

The Tenant shall keep and maintain in good order, condition and repair the Premises and every part thereof and all of Tenant’s Dedicated Mechanical Systems and Equipment, reasonable wear and tear and damage by fire or other casualty excepted (provided that subject to Section 7.5, the Landlord shall be responsible for damage caused by the fault or neglect of the Landlord, or the Landlord’s agents, employees or contractors), excluding those repairs for which the Landlord is responsible pursuant to Sections 5.1, 8.1 and 8.5.  The Tenant shall not permit or commit any damage (waste), and the Tenant shall, subject to Section 7.5, be responsible for the cost of repairs which may be made necessary by reason of damage to the Property caused by the negligence or misconduct of the Tenant, or any of the contractors, employees, or agents of the Tenant.  Tenant’s Dedicated Mechanical Systems and Equipment, and all other systems and equipment, shall be maintained in good order, condition and repair consistent with prevailing standards at comparable first class leased laboratory buildings, reasonable wear and tear, damage by fire or other casualty, and subject to Section 7.5, damage caused by the fault or neglect of the Landlord, or the Landlord’s agents, employees, or contractors excepted.

Section 5.3      Delays in Landlord’s Services.

The Landlord shall not be liable to the Tenant for any compensation or, except as expressly provided below, reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of the Landlord or its agents entering the Premises for any purposes authorized in this Lease, or for repairing the Premises or any portion of the Building.  In case the Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on the Landlord’s part, by reason of any External Cause, the Landlord shall not be liable to the Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall the Tenant be entitled to any abatement or reduction of rent by reason thereof, except as provided below, nor shall the same give rise to a claim in the Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

The Landlord reserves the right to stop any service or utility system the Landlord provides or causes to be provided under this Lease when necessary by reason of accident or emergency or exercise of Landlord’s rights pursuant to Section 2.3 hereof (following notice as provided therein), or until necessary repairs have been completed; provided, however, that in each instance of stoppage, the Landlord shall exercise reasonable diligence to eliminate the cause thereof and shall not interfere with Tenant’s use and occupancy of the Premises.  Except in case of emergency repairs, the Landlord will give the Tenant reasonable advance notice of the contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to the Tenant by reason thereof.  To the extent that the Landlord is providing or causing to be provided heat, light or any utility or service, in no event shall the Landlord have any liability to the Tenant for the unavailability of the same to the extent that such unavailability is caused by External Causes, provided, however, that the Landlord is obligated to exercise reasonable efforts to restore such services or utility systems’ operation.  The Landlord agrees to carry rent interruption insurance in commercially reasonable amounts which permits recovery within, to the extent reasonably available, five (5) days after the insured peril, provided however that the failure by Landlord to carry such rent interruption insurance shall not affect Tenant’s rights hereunder.

If the unavailability of heat, light or any utility or service provided or caused to be provided by the Landlord, other than the unavailability of the same due to the Tenant’s acts or omissions, renders all or any portion of the Premises untenantable for the Tenant’s use as permitted under this Lease, and the Tenant ceases to occupy the same for the conduct of its business, the Tenant shall receive an equitable abatement of rent, taking into account the extent of the Tenant’s loss of use of the Premises as the result thereof, beginning on and after the third (3rd) business day following the commencement of such condition of untenantability.  For all purposes of this Lease, if Tenant has responsibility for maintenance and repair of any aspect of the Building or any equipment or system therein, the functioning and performance of the same shall be the responsibility of the Tenant under this Lease, and shall in no event constitute a service or utility system that the Landlord provides or causes to be provided under this Lease.

Section 5.4      Tenant’s Responsibilities Regarding Hazardous Materials.

The Tenant covenants and agrees that the Tenant shall not use, generate, store or dispose, nor shall the Tenant suffer or permit the use, generation, storing or disposal in the Premises or otherwise by any of Tenant’s contractors, licensees, invitees, agents or employees, of any oil, toxic substances, hazardous wastes or hazardous materials (collectively, “Hazardous Materials”)

in, on or about the Premises, the Building or the Land, except for Hazardous Materials that are necessary and customary for Tenant’s operation of Tenant’s Permitted Use (which Permitted Use is set forth on Exhibit A), and in all cases such Hazardous Materials must be used, generated, stored and disposed of by Tenant in compliance with all applicable law and regulations.  The Tenant covenants and agrees that the Tenant shall comply with all applicable laws and regulations in handling and disposing of materials used in its research and other uses of the Premises, whether or not considered Hazardous Materials, and Tenant shall not dump, flush or cause the other introduction of Hazardous Materials or such other inappropriate materials into the septic, sewage or other waste disposal systems serving the Premises, except as specifically permitted by law or regulation and subject to the conditions and qualifications imposed by any governmental license or permit.  The Tenant covenants and agrees that the Tenant shall, at its sole cost, promptly remove or remediate all Hazardous Materials that are found upon the Premises, the Building or the Land by virtue of the failure of the foregoing covenants and agreements to have been fulfilled, or otherwise as the result of the act or omission of Tenant or its contractors, licensees, agents or employees, in a manner complying with all applicable laws and regulations and the provisions of this Lease.  If the Tenant should have any responsibility under this Section 5.4 to remove or remediate Hazardous Materials, the Tenant shall keep the Landlord reasonably informed as to the status of the environmental condition at issue, promptly furnish to the Landlord copies of all regulatory filings with any governmental regulatory agencies in connection therewith, and substantiate the performance of its obligations under this Section 5.4.  At the expiration or earlier termination of the Term, the Tenant shall promptly remove or remediate any Hazardous Materials from the Premises in a manner consistent with accepted “best practices” and in compliance with all legal requirements relating to the closure of laboratory facilities and disposal of equipment and supplies therein.

If Tenant’s transportation, storage or use of Hazardous Materials on the Premises results in the release onto or other contamination of any portion of the Property or adjacent areas, including building or parking areas, soil or surface or ground water, or loss or damage to person(s) or property, without limitation, Tenant agrees to:  (a) notify Landlord immediately of any release, threat of release, contamination, claim of contamination, loss or damage and (b) after consultation with Landlord, clean up the release, threat of release, or contamination as required by all applicable statutes, regulations and standards.  In the event of such contamination, Tenant agrees to cooperate with Landlord, as Landlord may reasonably request, and provide such documents, affidavits and information as may be reasonably requested by Landlord (1) to comply with any applicable laws, and/or (2) for any other reason deemed necessary by Landlord in its reasonable discretion.  Tenant shall notify Landlord promptly in the event of any spill or other release of any Hazardous Materials at, in, on, under or about the Premises that is required to be reported to a governmental authority under any applicable laws, shall promptly forward to Landlord copies of any notices received by Tenant relating to alleged violations of any applicable laws and shall promptly pay when due any fine or assessment against Landlord, Tenant, or the Premises relating to any violation during the Term of any applicable laws by Tenant, its employees, agents, or independent contractors, or with respect to the Premises or the remainder of the Property.  If any governmental authority files a lien against the Premises or the remainder of the Property due to any act or omission, intentional or unintentional, of Tenant, its agents, or employees, or for which Tenant is responsible, resulting in the releasing, spilling, leaking, leaching, pumping, emitting, pouring, emptying or dumping of any Hazardous Materials, Tenant shall, within fifteen (15) days from the date that Tenant is first given notice of such lien (or within such shorter period of time as may be specified by Landlord if such governmental authority takes steps to cause the Premises to be sold pursuant to such lien) either (A) pay the claim and remove the lien or (B) furnish a cash deposit, bond or such other security as is reasonably satisfactory in all respects to Landlord and sufficient to discharge the lien completely.  Tenant shall defend, indemnify Landlord and hold Landlord harmless from and against any damages, liability or expense associated with claims by governmental or other third parties arising out of the presence, removal or remediation of Hazardous Materials for which Tenant is responsible for removal or remediation under this Section 5.4.

Notwithstanding any provision hereof to the contrary, Tenant shall not be responsible for, and the indemnification and hold harmless obligations set forth in this Section shall not include matters arising from: (A) the existing environmental condition of the Premises or Property as of the Lease Commencement Date or any earlier date of entry into the Premises by Tenant, or (B) Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from the Premises during the Term by Landlord or by another tenant or occupant of the Building or any of their respective officers, directors, employees, agents or contractors.

Section 5.5      Landlord’s Responsibilities Regarding Hazardous Materials.

Landlord has provided Tenant with a copy of the decommissioning report(s) for the Premises.  During the Term of this Lease, if the removal or remediation of Hazardous Materials from the Premises, Building or Land is required to be undertaken, then except to the extent such obligation is the responsibility of the Tenant under Section 5.4 hereof, the Landlord covenants and agrees to undertake the same without charge to the Tenant.  Without limitation of the foregoing, if necessary to comply with any applicable legal requirements, should any existing environmental condition of the Land require the removal or remediation of Hazardous Materials, the Landlord shall perform such removal or remediation, without charge to the Tenant, when and if required by applicable legal requirements.  The Landlord shall keep the Tenant reasonably informed as to the status of the environmental condition at issue, promptly furnish to the Tenant copies of all regulatory filings with any governmental regulatory agencies in connection therewith, and substantiate the performance of its obligations under this Section 5.5.

ARTICLE 6

TENANT COVENANTS

The Tenant covenants during the Term and for such further time as the Tenant occupies any part of the Premises:

Section 6.1      Permitted Uses.

The Tenant shall occupy the Premises only for the Permitted Uses, and shall not injure or deface the Premises or the Property, nor permit in the Premises any auction sale.  The Tenant shall not permit in the Premises any nuisance, or the emission from the Premises of any reasonably objectionable noise, odor or vibration, nor use or devote the Premises or any part thereof for any purpose which is contrary to law or ordinance, or liable to invalidate or increase premiums (above those normally incurred for the Permitted Uses) for any insurance on the Building or its contents (unless the Tenant pays for any such increase in premiums and provided such actions do not interfere with the use and enjoyment of the Land by the Landlord, other tenants, visitors or invitees of the Building) or liable to render necessary any alteration or addition to the Building, nor commit or permit any waste in or with respect to the Premises, nor shall Tenant overload existing electrical or other Building systems.

Section 6.2      Laws and Regulations.

The Tenant shall comply with all federal, state and local laws, regulations, ordinances, executive orders, guidelines, policies and similar requirements in effect from time to time, including, without limitation, all such requirements relating to Tenant’s occupancy and use of the Premises and Hazardous Materials.  Tenant shall also conform to recognized “best practices” standards with respect to the physical aspects of its operations carried on within the Premises.  Tenant shall have the right to contest any notice of violation for any of the foregoing by appropriate proceedings diligently conducted in good faith.  Notwithstanding the foregoing or any other provision of this Lease, however, Tenant shall not be responsible for compliance with any such laws, regulations, or the like requiring (a) structural repairs or modifications to the Building; or (b) repairs or modifications to the utility or building service equipment serving the Building (rather than equipment installed by Tenant serving only the Premises); or (c) installation of new building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations shall (i) be due to Tenant’s particular manner of use of the Premises (as opposed to laboratory use generally), or (ii) be due to the negligence or willful misconduct of Tenant or any agent, employee, or contractor of Tenant.

Section 6.3      Rules and Regulations.

The Tenant agrees to comply with the Rules and Regulations set forth in Exhibit F and such other reasonable and non discriminatorily enforced rules and regulations of general applicability (“Rules and Regulations”) as (i) may from time to time be made by the Landlord of which the Tenant is given written advanced notice, so far as the same relate to the use of the Building, the Land and the Tenant’s appurtenant parking privileges and (ii) may from time to time be promulgated with respect to all or any portion of the Building (including without limitation pursuant to the Declaration of Covenants).  The Tenant shall not obstruct in any manner any portion of the Property; and, except as set forth in this Lease, shall not permit the placing of any signs, awnings or flagpoles, or the like, visible from outside the Building.  Neither shall Tenant place curtains, blinds or shades or similar window treatments visible from outside the Building in the Premises, except as may be otherwise approved by Landlord.

Section 6.4      Safety Compliance.

The Tenant shall keep the Premises equipped with all safety appliances required by law or ordinance or any other regulations of any public authority because of the manner of use made by the Tenant and to procure all licenses and permits so required because of such manner of use and, if requested by the Landlord, do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way the Tenant’s Permitted Uses.

Section 6.5      Landlord’s Entry.

The Tenant shall permit the Landlord and its agents, after at least twenty four (24) hours’ notice except in the case of emergencies, to enter the Premises at all reasonable hours for the purpose of inspecting or making repairs to the same, monitoring Tenant’s compliance with the requirements and restrictions set forth in this Lease, and for the purpose of showing the Premises to prospective purchasers and mortgagees at all reasonable times and to prospective tenants within twelve (12) months of the end of the Term provided that in connection with such entry, Tenant may provide procedures reasonably designed so as not to jeopardize Tenant’s trade secrets, proprietary technology or critical business operations, including accompaniment of all such persons by an employee of the Tenant.  In case of an emergency, the Landlord shall make good faith efforts to notify the Tenant in person or by telephone prior to such entry, and in any event, the Landlord shall notify Tenant promptly thereafter such entry.

Section 6.6      Floor Load.

The Tenant shall not place a load upon any floor in the Premises exceeding the floor load per square foot of area (as set forth on Exhibit A ) which such floor was designed to carry, which floor load is [TO BE CONFIRMED: one hundred (100) pounds] per square foot of area as of the date of this Lease, and which is allowed by law.  The Tenant’s machines and mechanical equipment shall be placed and maintained by the Tenant at the Tenant’s expense in settings sufficient to absorb or prevent vibration or noise that may be transmitted to the Building structure.

Section 6.7      Personal Property Tax.

The Tenant shall pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.  Tenant shall have the right to contest the validity or amount of any such taxes by appropriate proceedings diligently conducted in good faith.

Section 6.8      Assignment and Subleases.

Except as otherwise provided in this Section 6.8, the Tenant shall not assign this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses and the like) the whole or any part of the Premises, nor permit the further underletting or assignment of any sublease or other occupancy agreement (each a “Transfer”) without, in each instance, having first received the consent of the Landlord which consent shall not be unreasonably withheld or delayed.  Any purported Transfer made without such consent or otherwise not fulfilling the conditions and requirements of this Section 6.8 shall be void, and except as specifically permitted in this Section 6.8, in no event shall the Tenant or anyone claiming by, through or under the Tenant have the right to mortgage, pledge, hypothecate or otherwise transfer this Lease.  The Landlord shall not be deemed to be unreasonable in withholding its consent to any proposed Transfer that is subject to the Landlord’s consent based on any of the following factors:

(a)           If the manner in which the proposed occupant conducts its business operations is not consistent, in Landlord’s reasonable opinion, with the image and character of the Park development as a first-class biotechnology office/research and development park, then the withholding of consent by the Landlord shall be considered reasonable; and

(b)           If the proposed Transfer is (i) an assignment of this Lease, or (ii) a sublease, then in either of such cases, if the proposed occupant is not sufficiently creditworthy and trustworthy in the reasonable opinion of the Landlord with reference to the monetary and other obligations which are to be fulfilled by the Tenant under this Lease, and the reasonable needs of the Landlord to protect the value of the Building, then the withholding of consent by the Landlord shall be considered reasonable.

(c)           If the proposed assignee or subtenant is already actively involved in discussions with either the Landlord or any affiliate of the Landlord regarding space within the Park that is or is to become available for lease, then the withholding of consent by the Landlord shall be considered reasonable.

Notwithstanding anything to the contrary contained in this Section, Tenant shall have the right to assign or otherwise Transfer this Lease or the Premises, or part of the Premises, without obtaining the prior consent of Landlord, (a) to its parent entity or to a wholly owned subsidiary or to an entity which is wholly owned by the same entity which wholly owns Tenant or to an entity that controls, is controlled by or under common control with Tenant, where control is the right to direct voting of more than 50% of the ownership interests in the applicable entity (an “Affiliate”), provided that (i) the transferee shall, prior to the effective date of the transfer, deliver to Landlord instruments evidencing such transfer and its agreement to assume and be bound by all the terms, conditions and covenants of this Lease to be performed by Tenant, all in form reasonably acceptable to Landlord and (ii) at the time of such transfer there shall not be an uncured Event of Default under this Lease except in connection with a bona fide dispute that the parties are negotiating in good faith to resolve; or (b) to the purchaser of all or substantially all of its assets or ownership interests in Tenant, or to any entity into which the Tenant may be merged or consolidated (along with all or substantially all of its assets or ownership interests) (the “Acquiring Company”), provided that (i) the net assets of the Acquiring Company at the time of the transfer or merger shall not be less than the net assets of Tenant at the time of the transfer, (ii) the Acquiring Company’s use of the Premises shall be consistent with the Permitted Uses described in Exhibit A, (iii) the Acquiring Company shall assume in writing, in form reasonably acceptable to Landlord, all of Tenant’s obligations under this Lease, (iv) Tenant shall provide to Landlord such additional information regarding the Acquiring Company as Landlord shall reasonably request, and (v) Tenant shall pay Landlord’s reasonable third-party expenses incurred in connection therewith.  The transfers described in this paragraph are hereinafter referred to as “Permitted Transfers.”  Upon request of Tenant, Landlord agrees to execute a reasonable confidentiality agreement prior to Tenant’s being required to deliver financial and other information on the assignee or subtenant.

Whether or not the Landlord consents, or is required to consent, to any Transfer, the Tenant named herein shall remain fully and primarily liable for the obligations of the Tenant hereunder, including, without limitation, the obligation to pay Annual Fixed Rent and Additional Rent provided under this Lease.

The Tenant shall give the Landlord at least 30 days prior written notice of any proposed Transfer, specifying the provisions thereof, including (i) the name and address of the proposed occupant, subtenant, assignee or other transferee,  (ii) a copy of the proposed occupant’s, subtenant’s, assignee’s, or other transferee’s most recent annual financial statement, and (iii) all of the terms and provisions upon which the proposed Transfer is to be made including, without limitation, all of the documentation effectuating such Transfer (which shall be subject to the Landlord’s approval not to be unreasonably withheld) and such other reasonable information concerning the proposed Transfer or concerning the proposed occupant, subtenant, assignee or other transferee as the Tenant has obtained in connection with the proposed Transfer.  The Tenant shall reimburse the Landlord promptly for reasonable legal and other reasonable expenses incurred by the Landlord in connection with any request by the Tenant for consent to any Transfer.  If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anyone other than the Tenant, or there is otherwise a Transfer, then during any time when an Event of Default is subsisting, the Landlord may, at any time and from time to time, collect rent and other charges from the assignee, sublessee, occupant or transferee, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of the prohibitions contained in this Section 6.8 or the acceptance of the assignee, sublessee or occupant as a tenant or a release of the Tenant from the further performance by the Tenant of covenants on the part of the Tenant herein contained.

Except for Transfers to an Affiliate or an Acquiring Company, the Tenant shall pay to the Landlord fifty percent (50%) of any amounts the Tenant receives from any occupant, subtenant, assignee or other transferee as rent, additional rent or other forms of compensation or reimbursement (if any) in excess of the aggregate amount of (i) the proportionate monthly share of Annual Fixed Rent, Additional Rent and all other monies due to Landlord pursuant to this Lease (allocable in the case of a sublease to that portion of the Premises being subleased), (ii) all costs associated with assigning or subleasing the Premises or any portion of the Premises, including without limitation, rent concessions, brokerage commissions and reasonable fees for legal services associated with the transaction, (iii) Tenant’s costs to prepare the space for the assignee or subtenant  (“Sublease Transaction Expenses”), (iv) the costs of Tenant’s leasehold improvement in excess of the LIA, and (v) consideration payable to Tenant other than for the transfer of the interest in the leasehold estate hereunder, such as charges for use of shared equipment and services to be provided by Tenant to such transferee.  In the circumstances where the transferee pays the consideration due to the Tenant on account of such transfer over time (e.g. monthly rental payments under a sublease), Sublease Transaction Expenses referred to in clauses (ii), (iii) and (iv) of the preceding sentence shall be amortized on a straight line basis over the term of the transfer in question.  The consent by the Landlord to a Transfer for which the Landlord’s consent is required shall not be construed to relieve the Tenant from the obligation to obtain the express consent in writing of the Landlord to any further Transfer whether by the Tenant or by anyone claiming by, through or under the Tenant including, without limitation, any occupant, assignee, subtenant or other transferee.

Except for Transfers to an Affiliate if the portion of the Premises that is subject to the proposed assignment or subletting is larger than 25% of the Premises and the proposed assignment or subletting is for the duration of the then remaining Term, then the Landlord may elect, within thirty (30) days of receipt of written notice from the Tenant of any proposed assignment or sublease of all or any portion of the Premises prior to approving or disapproving any such proposed assignment or sublease, to repossess the Premises or the portion of the Premises under consideration.  The Landlord may thereafter lease the Premises in such a manner as the Landlord may in its sole discretion determine.  In the event the Landlord elects to repossess the Premises or the portion of the Premises under consideration as provided above, then all of the Tenant’s rights and obligations hereunder with respect to the Premises shall cease and shall be of no further force and effect.

ARTICLE 7

INDEMNITY AND INSURANCE

Section 7.1      Indemnity.

To the maximum extent this agreement may be made effective according to law, the Tenant agrees to defend, indemnify and save harmless the Landlord from and against all claims, loss, or damage of whatever nature arising from any breach by Tenant of any obligation of Tenant under this Lease beyond applicable notice and cure periods or from any act, omission or negligence of the Tenant, or the Tenant’s contractors, licensees, invitees, agents, servants or employees, or arising from any accident, injury or damage whatsoever caused to any person or property, occurring after the date that possession of the Premises is first delivered to the Tenant and until the end of the Term and thereafter, so long as the Tenant is in occupancy of any part of the Premises, in or about the Premises or arising from any accident, injury or damage occurring outside the Premises but within the Building, on the Land, on the access roads and ways, in the parking facilities provided pursuant to the Lease, within University Park or any adjacent area maintained by Landlord or any individual or entity affiliated with Landlord, where such accident, injury or damage results from a negligent act or omission or willful misconduct on the part of the Tenant or the Tenant’s agents or employees, licensees, invitees, servants or contractors, provided that the foregoing indemnity shall not include any cost or damage to the extent arising from any act, omission or negligence of the Landlord, or the Landlord’s contractors, licensees, invitees, agents, servants or employees.

Landlord agrees to defend, indemnify and save harmless Tenant from legal action, damages, loss, liability and any other expense in connection with loss of life, bodily or personal injury or property damage, arising from or out of the intentional or willful misconduct or negligence of Landlord, its agents, employees, licensees, servants, invitees or contractors, which occur in or about the Premises, outside the Premises but within the Building, on the Land, on the access roads and ways, in the parking facilities provided pursuant to the Lease, within University Park or any adjacent area maintained by Landlord, except to the extent that such loss of life, bodily or personal injury or property damage is due to the willful misconduct or negligent act, omission or neglect of Tenant, its agents, contractors, employees, licensees, invitees or servants.

The foregoing indemnities and hold harmless agreements shall include indemnity against reasonable attorneys’ fees and all other costs, expenses and liabilities incurred in connection with any such claim or proceeding brought thereon, and the defense thereof.

Section 7.2      Liability Insurance.

The Tenant agrees to maintain in full force from the date upon which the Tenant first enters the Premises for any reason, throughout the Term, and thereafter, so long as the Tenant is in occupancy of any part of the Premises, by a program of self-insurance acceptable to Landlord, or by a policy of commercial general liability insurance under which the Landlord (and the Building’s managing agent, any ground lessor and any holder of a first mortgage on the Property of whom the Tenant is notified by the Landlord, collectively, the “Additional Named Insureds”) and the Tenant are named as insureds, and under which the insurer provides a contractual liability endorsement insuring against all cost, expense and liability arising out of or based upon any and all claims, accidents, injuries and damages described in Section 7.1, in the broadest form of such coverage from time to time available. Unless provided by self-insurance, each such policy shall be noncancellable and nonamendable (to the extent that any proposed amendment reduces the limits or the scope of the insurance required in this Lease) with respect to the Landlord and such ground lessor and first mortgagee without thirty (30) days’ prior notice to the Landlord and the Additional Named Insureds, except for notice of cancellation due to non-payment of premium, if any, which shall be ten (10) days’ prior notice, and a certificate of insurance shall be delivered to the Landlord.  The minimum limits of liability of such insurance as of the Commencement Date shall be Five Million Dollars ($5,000,000.00) per occurrence for combined bodily injury (or death) and damage to property.

Notwithstanding anything in this Lease to the contrary, Tenant may elect to self-insure against any and all of the risks, or portion thereof, against which Tenant is required to insure pursuant to the terms of this Lease, provided that either (i) the Chief Financial Officer of Tenant certifies annually that Tenant has a US tax tangible net worth, as of the end of the Tenant’s most recent reporting period of not less than One Hundred Fifty Million Dollars ($150,000,000) as computed in accordance with the Generally Accepted Accounting Principles (GAAP), (“Tenant’s Net Worth”), or (ii) the Chief Financial Officer of Guarantor certifies annually that Guarantor has a US tax tangible net worth, as of the end of the Guarantor’s most recent reporting period, of not less than One Hundred Fifty Million Dollars ($150,000,000) as computed in accordance with GAAP, (“Guarantor’s Net Worth”).  With regard to this Lease, self-insurance will be considered as insurance for the purposes of complying with the terms and conditions of the Lease.  Should Tenant’s Net Worth be less than $150 Million, Tenant may not avail itself of the election to self-insure.

Section 7.3      Alterations, Improvements and Betterments; Personal Property at Risk.

The Tenant agrees to maintain in full force at all times throughout the Term, policy(s) of all risk property damage insurance, naming Landlord (and the Additional Named Insureds) and the Tenant as insureds as their interests may appear, or a program of self-insurance acceptable to Landlord, covering all of Tenant’s leasehold improvements and alterations to the extent of their full replacement costs as updated from time to time during the Term.

Unless caused by the Landlord or its agents, employees, servants or contractors, the Tenant agrees that all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of the Tenant and of all persons claiming by, through or under the Tenant which, during the continuance of this Lease or any occupancy of the Premises by the Tenant or anyone claiming under the Tenant which, during the continuance of this Lease or any occupancy of the Premises by the Tenant or anyone claiming under the Tenant, may be on the Premises or elsewhere in the Building or on the Land or parking facilities provided hereby, shall be at the sole risk and hazard of the Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by the Landlord, except that the Landlord shall in no event be exonerated from any liability to the Tenant (subject to Section 7.5 hereof) for any injury, loss, damage or liability to the extent same is caused by Landlord’s, or its agents’, employees’, servants’ or contractors’,  negligence or willful misconduct.

Section 7.4      Landlord’s Insurance.

The Landlord shall carry, or cause to be carried, such casualty and liability insurance upon and with respect to operations at the Building as may from time to time be deemed reasonably prudent by the Landlord or required by any mortgagee holding a mortgage thereon or any ground lessor of the Land, and in any event, insurance against loss by fire and the risks now covered by extended coverage endorsement No. 4 in an amount at least equal to the full replacement cost of the Building, exclusive of foundations, excavations and footings.

Section 7.5      Waiver of Subrogation.

Any insurance carried by either party, or caused to be carried by either party, with respect to the Building, Land, Premises, parking facilities or any property therein or occurrences thereon shall, without further request by either party, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of any claim, damage, injury or loss.  Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any claims or rights of recovery against the other for injury or loss, including, without limitation, injury or loss caused by negligence of such other party to the extent covered by insurance actually carried or required to be carried hereunder.

ARTICLE 8

CASUALTY AND EMINENT DOMAIN

Section 8.1      Restoration Following Casualties.

If, during the Term, the Building or the Premises shall be damaged by fire or casualty, subject to termination rights of the Landlord and the Tenant provided below in this Article 8, the Landlord shall proceed promptly to exercise diligent efforts to restore, or cause to be restored, the Building to substantially the condition thereof just prior to time of such damage, but the Landlord shall not be responsible for delay in such restoration which may result from External Causes.  Provided that the Landlord complies with its obligations to carry casualty insurance in accordance with Section 7.4, the Landlord shall have no obligation to expend in the reconstruction of the Building more than the sum of the amount of any deductible and the actual amount of insurance proceeds made available to the Landlord by its insurer, and any additional costs associated with changes to the Premises desired by the Tenant and permitted by Article 4 shall be paid by the Tenant in the manner reasonably required by the Landlord.  Any restoration of the Building or the Premises shall be altered to the extent necessary to comply with then current and applicable laws and codes.  The Landlord shall, as soon as possible after any casualty, but in any event no later than sixty (60) days after such casualty, provide to the Tenant a reasonable written estimate (“Contractor’s Estimate”) from a reputable construction or design professional as to the time frame within which the Landlord will be able to repair the casualty damage and the cost of repairing such damage.

Section 8.2      Landlord’s Termination Election.

If the Landlord reasonably determines, based upon the Contractor’s Estimate, that (a) the amount of insurance proceeds available to the Landlord is insufficient to cover the cost of restoring the Building by more than the amount of any deductible, or (b) the Landlord will be unable to restore the Building within twelve (12) months from the date of such casualty, then the Landlord may terminate this Lease by giving notice to the Tenant.  Any such termination shall be effective on the date designated in such notice from the Landlord, but in any event not later than sixty (60) days after such notice, and if no date is specified, effective upon the delivery of such notice.  Failure by the Landlord to give the Tenant notice of termination within sixty (60) days following the occurrence of the casualty shall constitute the Landlord’s agreement to restore the Building as contemplated in Section 8.1.

Section 8.3      Tenant’s Termination Elections.

If, based upon the Contractor’s Estimate, the time period for repairing any casualty damage will exceed twelve (12) months after the date of any casualty, then the Tenant shall have the right, exercisable by written notice given on or before the date thirty (30) days after the Landlord gives to the Tenant the Contractor’s Estimate, to terminate this Lease.

If neither the Landlord nor the Tenant exercise their termination rights, but the Landlord has failed to restore the Building, within the longer of twelve (12) months from the date of the casualty or taking or the period of restoration set forth in the Contractor’s Estimate set forth in the Contractor’s Estimate, such period to be subject, however, to extension where the delay in completion of such work is due to External Causes, the Tenant shall have the right to terminate this Lease at any time after the expiration of such period (in either case, as extended by delay due to External Causes as aforesaid) until the restoration is substantially completed, such termination to take effect as of the date of the Tenant’s notice.  However, if the Landlord has been diligently prosecuting the repair of all casualty and damage, and if the Landlord reasonably determines at any time, and from time to time, during the restoration, based upon certification by its architect or other design professional, that such restoration will not be able to be completed before the deadline date after which the Tenant may terminate this Lease under this Section 8.3, and the Landlord specifies in a notice to Tenant to such effect a later date that the Landlord estimates will be the date upon which such restoration will be completed, then the Tenant may terminate this Lease within thirty (30) days of the Landlord’s notice as aforesaid, failing which the deadline date shall be extended to the date set forth in Landlord’s notice (as extended by delay due to External Causes as aforesaid).  The Landlord shall exercise reasonable efforts to keep the Tenant advised of the status of restoration work from time to time, and promptly following any request for information during the course of the performance of the restoration work.

Section 8.4      Casualty at Expiration of Lease.

If the Premises shall be damaged by fire or casualty in such a manner that the Premises cannot, in the ordinary course, reasonably be expected to be repaired within sixty (60) days from the commencement of repair work and such casualty or damage occurs within the last twelve (12) months of the Term (as the same may have been extended prior to such casualty or damage), either party shall have the right, by giving notice to the other not later than sixty (60) days after such casualty or damage, to terminate this Lease, whereupon this Lease shall terminate as of the date of such notice.

Section 8.5      Eminent Domain.

Except as hereinafter provided, if the Premises, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for continued occupancy for the purposes contemplated under this Lease, or if access to the Building or Premises, shall be taken by condemnation or right of eminent domain, the Landlord and the Tenant shall each have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after receipt by the Tenant of notice of the effective date of such taking.  If so much of the Building shall be so taken that the Landlord reasonably determines, in good faith, that it would be necessary to substantially alter the Building so that a rebuilt Building will not be substantially similar to the Building before such taking, the Landlord shall have the right to terminate this Lease by giving notice to the Tenant of the Landlord’s desire to do so not later than thirty (30) days after the effective date of such taking.

Should any part of the Premises be so taken or condemned during the Term, and should this Lease be not terminated in accordance with the foregoing provisions, the Landlord agrees to use reasonable efforts to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable, subject, however, to applicable laws and codes then in existence.  The Landlord shall have no obligation to expend in the aforesaid restoration more than the proceeds of any award received in any condemnation or eminent domain proceeding, or any sum paid in lieu thereof.

Section 8.6      Rent After Casualty or Taking.

If the Premises shall be damaged by fire or other casualty, until the Lease is terminated or the Premises is restored, the Annual Fixed Rent and Additional Rent shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by the Tenant.  In the event of a taking which permanently reduces the area of the Premises, a just proportion of the Annual Fixed Rent and applicable Additional Rent shall be abated for the remainder of the Term.

Section 8.7      Temporary Taking.

In the event of any taking of the Premises or any part thereof for a temporary use not in excess of six (6) months, (i) this Lease shall be and remain unaffected thereby and Annual Fixed Rent and Additional Rent shall not abate, and (ii) the Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term.

Section 8.8      Taking Award.

Except as otherwise provided in Section 8.7, the Landlord shall have and hereby reserves and accepts, and the Tenant hereby grants and assigns to the Landlord, all rights to recover for damages to the Building and the Land, and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, as aforesaid, and by way of confirming the foregoing, the Tenant hereby grants and assigns to the Landlord, all rights to such damages or compensation.  Nothing contained herein shall be construed to prevent the Tenant from prosecuting in any condemnation proceedings a separate claim for relocation expenses, Tenant’s personal property and any amounts paid by Tenant for the Tenant Improvements in excess of the LIA.

ARTICLE 9

DEFAULT

Section 9.1      Tenant’s Default.

Each of the following shall constitute an Event of Default:

(a)           Failure on the part of the Tenant to pay the Annual Fixed Rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, if such condition continues for ten (10) days after written notice that the same are due.

(b)           Failure on the part of the Tenant to perform or observe any other term or condition contained in this Lease if the Tenant shall not cure such failure within thirty (30) days after written notice from the Landlord to the Tenant thereof, provided that in the case of breaches that are not reasonably susceptible to cure within thirty (30) days through the exercise of due diligence, then so long as the Tenant commences such cure within thirty (30) days, and the Tenant diligently pursues such cure to completion, such breach shall not be deemed to create an Event of Default.

(c)           The taking of the estate hereby created on execution or by other process of law against Tenant; or a judicial declaration that the Tenant, or any guarantor of this Lease, is bankrupt or insolvent according to law; or any assignment of the property of the Tenant, or any guarantor of this Lease, for the benefit of creditors; or the appointment of a receiver, guardian, conservator, trustee  in bankruptcy or other similar officer to take charge of all or any substantial part of the property of Tenant, or any guarantor of this Lease, by a court of competent jurisdiction, which officer is not dismissed or removed within  (60) days; or the filing of an involuntary petition against the Tenant, or any guarantor of this Lease, under any provisions of the bankruptcy act now or hereafter enacted if the same is not dismissed within sixty (60) days; the filing by the Tenant, or any guarantor of this Lease, of any voluntary petition for relief under provisions of any bankruptcy law now or hereafter enacted.

If an Event of Default shall occur, then, in any such case, whether or not the Term shall have begun, Landlord and its agents lawfully may, in addition to any remedies for any preceding

Event of Default and any remedies otherwise available at law or equity, immediately or at any time thereafter without further demand or notice in accordance with process of law, enter upon any part of the Premises in the name of the whole or mail or deliver a notice of termination of the Term of this Lease addressed to Tenant at the Premises or any other address herein, and thereby terminate the Term and repossess the Premises as of Landlord’s former estate.  At Landlord’s election such notice of termination may be included in any notice of default.  Upon such entry or mailing the Term shall terminate, all executory rights of Tenant and all obligations of Landlord will immediately cease, and Landlord may expel Tenant and all persons claiming under Tenant and remove their effects without any trespass and without prejudice to any remedies for arrears of rent or prior breach; and Tenant waives all statutory and equitable rights to its leasehold (including rights in the nature of further cure or redemption, if any to the extent such rights may be waived).  Subject to Section 9.5, if Landlord engages attorneys in connection with any failure to perform by Tenant hereunder, Tenant shall reimburse Landlord for the reasonable fees of such attorneys on demand as Additional Rent.  Without implying that other provisions do not survive, the provisions of this Article shall survive the Term or earlier termination of this Lease.

Section 9.2      Damages.

In the event that this Lease is terminated, the Tenant covenants to pay to the Landlord punctually all the sums (“Periodic Payments”) and perform all the obligations which the Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated, and all of the Landlord’s expenses in connection with reletting the Premises including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting.  However, the Landlord may elect, at any time, to demand in lieu of any further obligations to make Periodic Payments, and payments on account of the Landlord’s reletting costs thereafter accruing, as compensation, an amount (the “Lump Sum Payment”) equal to the excess, if any, of the discounted present value of the total rent reserved for the then remainder of the Term over the then discounted present fair rental value of the Premises for the then remainder of the Term.  The discount rate for calculating such sum under the preceding clause (x) shall be the then current rate of United States Treasury securities having a maturity date as close as possible to the end of the Term (had the Lease not been terminated).  In calculating the rent reserved, there shall be included, in addition to the Annual Fixed Rent and all Additional Rent, the value of all other considerations agreed to be paid or performed by the Tenant over the remainder of the Term.  Should the parties be unable to agree on a fair rental value for the purposes of determining the Lump Sum Payment under clause (x), above, the matter shall be submitted, upon the demand of either party, to the Boston office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be real estate broker with at least ten years’ experience marketing major office and laboratory projects in the Boston, Massachusetts area.  The parties agree that a decision of the arbitrator shall be conclusive and binding upon them.

In calculating the Periodic Payments to be made by the Tenant under the foregoing covenant, the Tenant shall be credited with the net proceeds of any rent obtained by reletting the Premises, after deducting all the Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, provided that Tenant shall never be entitled to receive any portion of the re-letting proceeds, even if the same exceed the rent originally due hereunder but Tenant shall be credited with such excess amount to offset its obligation to Landlord.  The Landlord may (i) relet the Premises, or any part or parts thereof, for a term or terms which may, at the Landlord’s option, exceed or be equal to or less than the period which would otherwise have constituted the balance of the Term, and may grant such concessions and free rent as the Landlord in its reasonable commercial judgment considers advisable or necessary to relet the same, (ii) make such alterations, repairs and improvements in the Premises as the Landlord in its reasonable commercial judgment considers advisable or necessary to relet the same, and (iii) any obligation to relet imposed by law shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms (based on then-market standards) as Landlord may from time to time deem appropriate and to develop the Building and Park in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like, and Landlord shall not be obligated to relet the Premises to any party to whom Landlord or its affiliate may desire to lease other available space in the Park.  No action of the Landlord in accordance with foregoing or failure to relet or to collect rent under reletting shall operate to release or reduce the Tenant’s liability.  The Landlord shall be entitled to seek to rent other properties of the Landlord prior to reletting the Premises without being in breach of any obligation to the Tenant.  Landlord agrees to use commercially reasonable efforts to mitigate its damages in the event of a default by Tenant.

Section 9.3      Cumulative Rights.

The specific remedies to which either party may resort under the terms of this Lease are cumulative and, except as expressly set forth herein, are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by the other party of any provisions of this Lease.  In addition to the other remedies provided in this Lease, each party shall be entitled to seek the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.  Nothing contained in this Lease shall limit or prejudice the right of the Landlord to prove for and obtain in proceedings for bankruptcy, insolvency or like proceedings by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease.  Tenant expressly waives the service of any statutory demand or notice which is a prerequisite to Landlord’s commencement of eviction proceedings against Tenant, including the demands and notices specified in any applicable state statute or case law.

Section 9.4      Landlord’s Self help.

If there shall be an Event of Default, or if emergency circumstances should exist where, upon the giving of notice or passage of time, such circumstances would constitute an Event of

Default, then the Landlord shall have the right, but not the obligation, after the giving by the Landlord of notice thereof to the Tenant (except in case of emergency circumstances in which case no prior notice need be given), to perform such obligation.  In the event the Landlord exercises its rights under this Section 9.4 in case of emergency, the Landlord shall notify the Tenant as soon as reasonably possible after the taking of such action.  The Landlord may exercise its rights under this Section without waiving any other of its rights or releasing the Tenant from any of its obligations under this Lease.  The Tenant shall be liable to the Landlord for all of the Landlord’s reasonable costs associated with effecting such cure.

Section 9.5      Enforcement Expenses; Litigation.

Each party hereto shall promptly reimburse the other for all costs and expenses, including without limitation legal fees, incurred by such party in exercising and enforcing its rights under this Lease following the other party’s failure to comply with its obligations hereunder, whether or not such failure constitutes an Event of Default pursuant to Sections 9.1 or 9.7 hereof.

If either party hereto, without fault, is made or becomes a party to any litigation commenced by or against the other party by or against a third party, or incurs costs or expenses related to such litigation, involving any part of the Property and the enforcement of any of the rights, obligations or remedies of such party without fault, then the party becoming involved in any such litigation because of a claim against such other party hereto shall receive from such other party hereto all costs and reasonable attorneys’ fees incurred by such party in such litigation.  Landlord shall pay all reasonable attorney’s fees incurred by Tenant in connection with any legal action concerning an alleged breach of this Lease to the extent that Tenant is the prevailing party.  Tenant shall pay all reasonable attorney’s fees incurred by Landlord in connection with any legal action concerning an alleged breach of this Lease to the extent that Landlord is the prevailing party.

LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION TO WHICH THEY ARE PARTIES UNDER THIS LEASE.

Section 9.6      Late Charges; Interest on Overdue Payments.

(a)           In the event that any payment of Annual Fixed Rent or Additional Rent shall remain unpaid for a period of ten (10) days following notice by the Landlord to the Tenant that such payment is overdue, there shall become due to the Landlord from the Tenant, as Additional Rent and as compensation for the Landlord’s extra administrative costs in investigating the circumstances of late rent, a late charge of two percent (2%) of the amount overdue.

(b)           Any Annual Fixed Rent and Additional Rent or other amount which is due from either party to the other party which is not paid within ten (10) days after the same is due and payable shall bear interest from the date due until paid at the variable rate (the “Default Interest Rate”) equal to the annual rate from time to time announced by Bank of America as its base rate, plus two percent (2%), or if such rate can no longer be determined, the annual prime rate from time to time announced by The Wall Street Journal, plus four percent (4%).

Section 9.7      Landlord’s Right to Notice and Cure.

The Landlord shall in no event be in default in the performance of any of the Landlord’s obligations hereunder unless and until the Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after written notice by the Tenant to the Landlord expressly specifying wherein the Landlord has failed to perform any such obligation.

ARTICLE 10

MORTGAGEES’ RIGHTS

Section 10.1    Subordination.

At the election of the holder of any mortgage (which term for the purpose of this Article shall include a “deed of trust,” “ground lease” or similar financing encumbrance) encumbering the Landlord’s interest in the Property, this Lease shall be subject and subordinate to the lien of any mortgages thereon, so that the rights of any such mortgagee shall be superior to all rights hereby or hereafter vested in the Tenant, subject however to Section 10.5 hereof, provided, that such mortgagee or ground lessor shall have entered into a subordination non-disturbance and attornment agreement with Tenant.  The form of subordination, non-disturbance and attornment agreement (“SNDA”) attached hereto as Exhibit    is acceptable to Tenant in connection with any mortgage to which this lease shall be subordinated.  Landlord shall use commercially reasonable efforts to provide Tenant with agreements in the forms attached to this Lease as Exhibit   .

Section 10.2    Attornment; Prepayment of Rent not to Bind Mortgagee.

In the event any holder shall succeed to the interest of Landlord, the Tenant shall, and does hereby agree to attorn to such holder and to recognize such holder as its Landlord and Tenant shall promptly execute and deliver any instrument that such holder may reasonably request to evidence such attornment.  Upon such attornment, the holder shall not be:  (i) liable in any way to the Tenant for any act or omission, neglect or default on the part of Landlord under this Lease; (ii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, provided that Tenant shall be entitled to the abatement of rent as provided in Sections 2.1, 2.5, 5.3 and Article 8; (iii) bound by any modification of this Lease subsequent to such mortgage entered into without such holder’s consent or by any previous prepayment of regularly scheduled monthly installments of Annual Fixed Rent or more than (1) month, which was not approved in writing by the holder; (iv) liable to the Tenant beyond the holder’s interest in the Property; or (v) liable for any portion of a security deposit not actually received by the holder.  The covenant and agreement contained in this Lease with respect to the rights, powers and benefits of any such holder constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry of foreclosure assumes the obligations herein set forth with respect to such holder; every such holder is hereby constituted a party to this Lease and an obligee hereunder to the same extent as though its name was written hereon as such; and such holder shall at its written election be entitled to enforce such provisions in its own name.  No Annual Fixed Rent, Additional Rent (other than estimated monthly payments on account of Additional Rent which the Tenant is required to pay pursuant to the provisions of this Lease), or any other charge payable to the Landlord shall be paid more than thirty (30) days prior to the due date thereof under the terms of this Lease and payments made in violation of this provision shall, except to the extent that such payments are actually received by a mortgagee (which term shall for the purpose of this Lease include a “trustee,” “ground lessor” or similar holder of a financing encumbrance) be a nullity as against any of Landlord’s mortgagees and the Tenant shall be liable for the amount of such payments to such mortgagee.

Section 10.3    Tenant’s Duty to Notify Mortgagee and Mortgagee’s Ability to Cure.

The Tenant hereby agrees that, if the Tenant provides the Landlord with any notice of default or claimed default on the part of the Landlord under the Lease, the Tenant shall concurrently therewith send a copy of such notice to the holder of any mortgage of whom the Tenant has been given prior written notice together with its address.  In such event, the mortgagee shall be permitted (but not obligated) to cure any such default within the cure period provided to Landlord and any additional period to which such mortgagee shall be entitled pursuant to this Section 10.3.  No act or failure to act on the part of the Landlord which would entitle the Tenant under the terms of this Lease, or by law, to be relieved of the Tenant’s obligations to pay Annual Fixed Rent or Additional Rent hereunder or to terminate this Lease, shall result in a release or termination of such obligations of the Tenant or a termination of this Lease unless (i) the Tenant shall have first given written notice of the Landlord’s act or failure to act to any mortgagee of whom Tenant has been given prior notice, specifying the act or failure to act on the part of the Landlord which would give basis to the Tenant’s rights; and (ii) no such mortgagee, after receipt of such notice, shall have corrected or cured the condition complained of within the period provided for Landlord’s cure, plus a reasonable period thereafter not to exceed thirty (30) days.

Section 10.4    Estoppel Certificates.

The Tenant shall from time to time, upon not less than ten (10) days’ prior written request by the Landlord, execute, acknowledge and deliver to the Landlord a statement in writing certifying to the Landlord or an independent third party, with a true and correct copy of this Lease attached thereto, together with all amendments thereto, to the extent such statements continue to be true and accurate, (i) that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that the same is in full force and effect as modified and stating the modifications); (ii) that the Tenant has no knowledge of any defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and to perform its other covenants under this Lease (or if there are any defenses, offsets, or counterclaims, setting them forth in reasonable detail); (iii) that there are no known uncured defaults of the Landlord or the Tenant under this Lease (or if there are known defaults, setting them forth in reasonable detail); (iv) the dates to which the Annual Fixed Rent, Additional Rent and other charges have been paid; (v) that the Tenant has accepted, and is in full possession of the Premises, including all improvements, additions and alterations thereto required to be made by Landlord under the Lease (except to the extent stated); (vi) that the Landlord has satisfactorily complied with all of the requirements and conditions precedent to the occurrence of the

Commencement Date (except to the extent stated); (vii) that the Tenant has been in occupancy since the Commencement Date and paying rent since the specified dates (except to the extent stated); (viii) that no monetary or other considerations, including, but not limited to, rental concessions for Landlord, special tenant improvements or Landlord’s assumption of prior lease obligations of Tenant have been granted to Tenant by Landlord for entering into Lease (except as set forth in this Lease or as otherwise specified in such estoppel); (ix) that the Tenant has no notice of a prior assignment, hypothecation, or pledge of rents or of the Lease (except to the extent stated); (x) that the Lease represents the entire agreement between Landlord and Tenant; (xi) that any notice to Tenant may be given it by certified or registered mail, return receipt requested, or delivered, at the Premises, or at another address specified; and (xii) such factual other matters with respect to the Tenant and this Lease as the Landlord may reasonably request.  Any statement delivered pursuant to this Section may be relied upon by any prospective purchaser, mortgagee, trustee or ground lessor of the Premises or any interest therein, and shall be binding on the Tenant.

Landlord shall from time to time, upon not less than ten (10) days’ prior written request by the Tenant, execute, acknowledge and deliver to the Tenant a statement in writing certifying to the Tenant or an independent third party, with a true and correct copy of this Lease attached thereto, to the extent such statements continue to be true and accurate (i) that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that the same is in full force and effect as modified and stating the modifications); (ii) that the Landlord has no knowledge of any defenses, offsets or counterclaims against its obligations to perform its covenants under this Lease (or if there are any defenses, offsets, or counterclaims, setting them forth in reasonable detail); (iii) that there are no known uncured defaults of the Tenant or the Landlord under this Lease (or if there are known defaults, setting them forth in reasonable detail); (iv) the dates to which the Annual Fixed Rent, Additional Rent and other charges have been paid; (v) that the Tenant is in full possession of the Premises; (vi) that Landlord has no notice of a prior assignment of the Lease or sublease of space therein; (vii) that the Lease represents the entire agreement between Landlord and Tenant; (viii) that any notice to Landlord may be given if by certified or registered mail, return receipt requested, or delivered to the Landlord’s address listed on Exhibit A, or at another address specified; and (xii) such other factual matters with respect to the Tenant and this Lease as the Tenant may reasonably request.  Any statement delivered pursuant to this Section may be relied upon by any prospective assignee or sublessee of Tenant and shall be binding on the Landlord.

Section 10.5    Assignment of Rents.

With reference to any assignment by the Landlord of the Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or a ground lessor on property which includes the Premises, the Tenant agrees;

(a)           That the execution thereof by the Landlord, and the acceptance thereof by the holder of such mortgage or ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of the Landlord hereunder, unless such holder or ground lessor shall, by notice sent to the Tenant, specifically make such election; and

(b)           That, except as aforesaid, such holder or ground lessor shall be treated as having assumed the Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage or the taking of possession of the Property, or, in the case of a ground lessor, the termination of the ground lease.

ARTICLE 11

SECURITY DEPOSIT

(a)           Letter of Credit.  Upon the execution and delivery of this Lease, Tenant shall deliver to Landlord as security for the performance of the obligations of Tenant hereunder, either a cash deposit or a letter of credit in the Security Deposit amount specified in Exhibit A in accordance with this Section (as renewed, replaced, increased and/or reduced pursuant to this Section, the “Letter of Credit”).  If Tenant elects to deliver a Letter of Credit, such Letter of Credit shall be in such form as Landlord may reasonably approve.  If there is more than one Letter of Credit so delivered by Tenant, such Letters of Credit shall be collectively hereinafter referred to as the “Letter of Credit”.  The Letter of Credit (i) shall be irrevocable and shall be issued by a commercial bank reasonably acceptable to Landlord (Landlord acknowledging that Silicon Valley Bank is an acceptable bank), (ii) shall require only the presentation to the issuer of a certificate of the holder of the Letter of Credit stating either (a) that a default has occurred under this Lease after the expiration of any applicable notice and cure period (or stating that transmittal of a default notice is barred by applicable bankruptcy or other law if such is the case), or (b) stating that Tenant has not delivered to Landlord a new Letter of Credit having a commencement date immediately following the expiration of the existing Letter of Credit in accordance with the requirements of the Lease, (iii) shall be payable to Landlord and its successors in interest as the Landlord and shall be freely transferable without cost to any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, (iv) shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least thirty (30) days prior to the scheduled expiration date, give Landlord written notice of such nonrenewal, and (v) shall otherwise be substantially in the form of the letter of credit attached hereto as Exhibit J.  Notwithstanding the foregoing, the term of the Letter of Credit for the final period of the Term shall be for a term ending not earlier then the date forty-five (45) days after the last day of the Term.

If Tenant shall be in default under the Lease, after the expiration of any applicable notice or cure period (or if transmittal of a default or other notice is stayed or barred by applicable bankruptcy or other law), Landlord shall be entitled to draw upon the Letter of Credit to the extent reasonably necessary to cure such default.  If, not less than thirty (30) days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit having a commencement date immediately following the expiration of the existing Letter of Credit in accordance with this Section, Landlord shall also have the right to draw upon the full amount of the Letter of Credit without giving any further notice to Tenant.  Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure Tenant’s default under the Lease.  Any funds drawn by Landlord on the Letter of Credit and not applied against amounts due hereunder shall be held by Landlord as a cash security deposit, provided that Landlord shall have no fiduciary duty with regard to such amounts, shall have the right to commingle such amounts with other funds of Landlord, and shall pay no interest on such amounts.  After any application of the Letter of Credit by Landlord in accordance with this paragraph, Tenant shall reinstate the Letter of Credit to the amount then required to be maintained hereunder, within thirty (30) days of demand.  Within forty-five (45) days after the expiration or earlier termination of the Term the Letter of Credit and any cash security deposit then being held by Landlord, to the extent not applied, shall be returned to the Tenant provided that no Event of Default is then continuing.

(b)           Pledge.

The Landlord may pledge its right and interest in and to the cash deposit or Letter of Credit to any mortgagee or ground lessor and, in order to perfect such pledge, have such cash deposit or Letter of Credit held in escrow by such mortgagee or ground lessee or grant such mortgagee or ground lessee a security interest therein.  In connection with any such pledge or grant of security interest by the Landlord to a mortgagee or ground lessee (“Pledgee”) of which Tenant receives notice, Tenant covenants and agrees to cooperate as reasonably requested by the Landlord at no additional cost to Tenant, in order to permit the Landlord to implement the same on terms and conditions reasonably required by such Pledgee.

(c)           Transfer of Security Deposit.

In the event of a sale or other transfer of the Building or transfer of this Lease, Landlord shall transfer the cash deposit or Letter of Credit to the transferee at no cost to Tenant, and upon the assumption in writing of such transferee of the obligations of Landlord under this Lease, Landlord shall thereupon be released by Tenant from all liability for the return of such security.  The provisions hereof shall apply to every transfer or assignment made of the security to such a transferee.  Tenant further covenants that it will not voluntarily assign or encumber or attempt to assign or encumber the Letter of Credit or the proceeds thereof, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance.

ARTICLE 12

MISCELLANEOUS

Section 12.1    Notice of Lease.

Tenant agrees not to record this Lease or any short form or memorandum hereof but Landlord shall, together with this Lease, execute and deliver to Tenant for recording a Notice of Lease in accordance with statutory requirements.  If required by applicable securities laws, Tenant may file with the Securities and Exchange Commission (the “SEC”) a copy of this Lease with terms not required to be reported having been redacted.

Section 12.2    Notices.

Whenever any notice, approval, consent, request, election, offer or acceptance is given or made pursuant to this Lease, it shall be in writing. Communications and payments shall be addressed, if to the Landlord, at the Landlord’s Address for Notices as set forth in Section 1.2 or at such other address as may have been specified by prior notice to the Tenant; and if to the Tenant, at the Tenant’s Original Address or at such other place as may have been specified by prior notice to the Landlord.  Any communication so addressed shall be deemed duly given on the earlier of (i) the date received, or (ii) on the next business day if sent by a nationally recognized overnight courier service.  If the Landlord by notice to the Tenant at any time designates some other person to receive payments or notices, all payments or notices thereafter by the Tenant shall be paid or given to the agent designated until notice to the contrary is received by the Tenant from the Landlord.  Notices to either party under this Lease may be given by legal counsel to such party.

Section 12.3    Successors and Limitation on Liability.

The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successor Landlord shall be liable only for obligations accruing during the period of its ownership or otherwise reflected in a certificate delivered to it by Tenant pursuant to section 10.4 (or would have been reflected in such a certificate had one been timely requested).  Neither the Tenant, nor anyone claiming by, under or through the Tenant, shall be entitled to obtain any judgment in enforcing the terms and conditions of this Lease creating personal liability on the part of the Landlord or enforcing any obligations of the Landlord against any assets of the Landlord other than its interest in the Property, and proceeds therefrom and, without limitation of the foregoing, in no event shall any personal liability arise on the part of any of the Landlord’s officers, employees, directors or shareholders.  Likewise, no personal liability shall arise on the part of the Tenant’s officers, employees, directors or shareholders, as this Lease shall create liability on the part of the Tenant and not personal liability on the part of such officers, employees, directors or shareholders.

Section 12.4    Waivers.

The failure of the Landlord or the Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by the Landlord of Annual Fixed Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.  No provision of this Lease shall be deemed to have been waived by the Landlord or the Tenant, as the case may be, unless such waiver be in writing signed by the Landlord or the Tenant, as the case may be.  No consent or waiver, express or implied, by the Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

Section 12.5    Acceptance of Partial Payments of Rent.

No acceptance by either party of a lesser sum than the amount then due to such party shall be deemed to be other than a partial installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and either party may accept such check or payment without prejudice to the other party’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.  The delivery of keys to any employee of the Landlord or to the Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

Section 12.6    Interpretation and Partial Invalidity.

If any term of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.  The titles of the Articles are for convenience only and not to be considered in construing this Lease.  This Lease contains all of the agreements of the parties with respect to the subject matter thereof and supersedes all prior dealings between them with respect to such subject matter.

Section 12.7    Quiet Enjoyment.

So long as the Tenant pays Annual Fixed Rent and Additional Rent as and when due and no default on the part of Tenant exists beyond any applicable notice and cure period the Tenant shall peaceably and quietly have, hold and enjoy the Premises free of any claims by, through or under, or superior title to, the Landlord including, without limitation, any ground lessor, mortgagee, or manager of the Property.

Section 12.8    Brokerage.

Each party represents and warrants to the other that it has had no dealings with any broker or agent other than the Broker in connection with this Lease and shall indemnify and hold harmless the other from claims for any brokerage commission (other than by the Broker) arising out a breach of the foregoing representations.  Landlord shall be responsible for any commission due to the Broker pursuant to the terms of a separate agreement.

Section 12.9    Surrender of Premises and Holding Over.

The Tenant shall surrender possession of the Premises on the last day of the Term and the Tenant waives the right to any notice of termination or notice to quit at the end of the Term.  The Tenant covenants that upon the expiration or sooner termination of this Lease, it shall, without notice, deliver up and surrender possession of the Premises broom clean and in the same condition in which the Tenant has agreed to keep the same during the continuance of this Lease and in accordance with the terms hereof, normal wear and tear and damage by fire or other casualty excepted, first removing therefrom all personal property of the Tenant and any alterations or additions required to be removed pursuant to Section 4.2, and repairing all damage caused by such removal.  Upon the expiration of this Lease or if the Premises should be abandoned by the Tenant, or this Lease should terminate for any cause, and at the time of such expiration, vacation, abandonment or termination, the Tenant or Tenant’s agents, subtenants or any other person should leave any property of any kind or character on or in the Premises after having vacated the Premises, the fact of such leaving of property on or in the Premises shall be conclusive evidence of intent by the Tenant, and individuals and entities deriving their rights through the Tenant, to abandon such property so left in or upon the Premises, and such leaving shall constitute abandonment of the property.  Landlord shall have the right and authority without notice to the Tenant or anyone else, to remove and destroy, or to sell or authorize disposal of such property, or any part thereof, without being in any way liable to the Tenant therefor and the proceeds thereof shall belong to the Landlord as compensation for the removal and disposition of such property.

If the Tenant fails to surrender possession of the Premises upon the expiration or sooner termination of this Lease, then Tenant shall be deemed a tenant at sufferance only and Tenant shall pay to Landlord, as rent for any period after the expiration or sooner termination of this Lease an amount equal to one hundred fifty percent (150%) of the Annual Fixed Rent to be paid under this Lease, together with all Additional Rent required under this Lease.  Acceptance by the Landlord of such payments shall not constitute a consent to a holdover hereunder or result in a renewal or extension of the Tenant’s rights of occupancy.  Such payments shall be in addition to and shall not affect or limit the Landlord’s right of re entry, Landlord’s right to collect such damages as may be available at law, or any other rights of the Landlord under this Lease or as provided by law.

Prior to the expiration of the Lease, Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings and counters), piping, supply lines, waste lines and plumbing in or serving the Premises, and all exhaust or other ductwork in or serving the Premises, in each case that has carried, released or otherwise been exposed to any Hazardous Material due to Tenant’s use or occupancy of the Premises, and shall otherwise clean the Premises so as to permit the report hereinafter called for by this Section 11.10 to be issued.  Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or industrial hygienist that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s or industrial hygienist’s inspection of the Premises and shall state, to the Landlord’s reasonable satisfaction, that (a) the Hazardous Materials described in the first sentence of this paragraph, to the extent if any, existing prior to such decommissioning, have been removed in accordance with applicable laws; (b) all Hazardous Materials described in the first sentence of this paragraph, if any, have been removed in accordance with applicable laws from the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in the Premises, may be re-used by a subsequent tenant or disposed of in compliance with applicable laws without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Hazardous Materials and without giving notice in connection with such Hazardous Materials; and (c) the Premises may be re-occupied for office or laboratory use, demolished or renovated without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials described in the first sentence of this paragraph and without giving notice in connection with Hazardous Materials.  Further, for purposes of clauses (b) and (c), “special costs” or  “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous

Materials as Hazardous Materials instead of non-hazardous materials.  The report shall also include reasonable detail concerning the clean-up measures taken, the clean-up locations, the tests run and the analytic results.

If Tenant fails to perform its obligations under this Section 11.10, without limiting any other right or remedy, Landlord may, on thirty (30) days’ prior written notice to Tenant (except in an emergency when no prior notice shall be required) perform such obligations, at Tenant’s expense, and Tenant shall, within thirty (30) days of demand, reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such work.  Tenant’s obligations under this Section 11.10 shall survive the expiration or earlier termination of this Lease.  In addition, at Landlord’s election, Landlord may inspect the Premises and/or Property for Hazardous Materials at Landlord’s cost and expenses, within thirty (30) days of Tenant’s surrender of the Premises at the expiration or earlier termination of this Lease.  Tenant shall pay for all such costs and expenses incurred by Landlord in connection with such inspection if such inspection reveals that a release or threat of release of Hazardous Materials exists at the Property or Premises as a result of the acts or omission of Tenant, its officers, employees, contractors, and agents (except to the extent resulting from the acts or omissions of Landlord or Landlord’s agents, employees or contractors).

Section 12.10     Financial Reporting.

Tenant shall from time to time (but at least annually) on the anniversary of the Lease provide Landlord with financial statements of Tenant, together with related statements of Tenant’s or its parent’s operations for the most recent fiscal year then ended, certified to Landlord by an independent certified public accounting firm.  Landlord agrees to keep such financial statements and related statements of operations confidential.  If Tenant or its parent is a public company, in lieu of such certification, Landlord may refer to Tenant’s or its parent’s website for such information.

Section 12.11     No Consequential Damages.

In no event shall either Landlord or Tenant be liable to the other for consequential damages.

Section 12.12     Governing Law.

This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Section 12.13     Signage.

Landlord shall provide a listing identifying Tenant on the Building directory located in the Building lobby. Tenant shall be responsible for providing, at its sole cost and expense, signage at the entry to the Premises and any signage within the Premises.  All signage pursuant to this Section 12.13 shall be consistent with Landlord’s Signage and Design Standard, if any, applicable to the Building from time to time, and shall be subject to Landlord’s approval, not to be unreasonably withheld, and the approval of applicable governmental authorities.

Section 12.14     Ground Lease.

This Lease is in all respects subject to the ground lease (the “Ground Lease”) between the Landlord as lessee and Massachusetts Institute of Technology (“MIT”) as lessor dated as of August 20, 1986.  If any provision of the Ground Lease shall be inconsistent with the provisions of this Lease, the provisions of the Ground Lease shall be deemed to limit the provisions hereof, except as are expressly otherwise provided in a written agreement signed by MIT, the Landlord and the Tenant.   Landlord represents and warrants to Tenant that the term of the Ground Lease extends for a period longer than the Term of this Lease, as the same may be extended pursuant to Section2.6.  This Lease is subject to the execution and delivery of a Non-Disturbance Agreement from MIT in the form attached hereto as Exhibit H.

Section 12.15     Cambridge Employment Plan.

The Tenant agrees to sign an agreement with the Employment and Training Agency designated by the City Manager of the City of Cambridge as provided in subsections (a) - (g) of Section 24-4 of Ordinance Number 1005 of the City of Cambridge, adopted April 23, 1984.

Section 12.16     Solvent Storage

Landlord shall manage the allocation of solvent storage quantities for tenants in the Building.  Tenant shall be allocated its proportionate share of the allowable share of the Building’s solvent storage capacity of 480 gallons (the fifth floor’s allowable share is 44 gallons, the fourth floor’s allowable share is 60 gallons), such storage to be located in the acid neutralization tank and chemical storage areas, as appropriate, as depicted on Exhibit C-1 (second page) attached hereto.  All solvent storage by Tenant shall be subject to Tenant obtaining and maintaining all required governmental permitting.

Section 12.17     Protection of REIT Status.

In the event that Landlord determines that any of the financial obligations of Tenant to Landlord as set forth in this Lease might (a) fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”), or (b) otherwise jeopardize the status of any of Landlord’s affiliates, including Forest City Realty Trust, Inc., as a “real estate investment trust” (“REIT”) within the meaning of Section 856 of the Code, then, at Landlord’s option, Landlord may, in its sole discretion, assign any of its rights and obligations under this Lease to a designee chosen by Landlord for such purpose (which, in each case, shall be an affiliate of Landlord), or cause one or more such designees (which, in each case, shall be an affiliate of Landlord) to perform such activities to the extent required to maintain such status as a REIT, provided, however, that any assignment permitted pursuant to this Section shall not increase Tenant’s obligations nor decrease Tenant’s rights in this Lease, and shall not result in the imposition of any additional charge or expense upon Tenant.

IN WITNESS WHEREOF, this Lease has been executed and delivered as of the date first above written as a sealed instrument.

LANDLORD:

UP 26 LANDSDOWNE, LLC
a Delaware limited liability company

By:	FC HCN University Park, LLC,
a Delaware limited liability company
Its Sole Member

By:	Forest City University Park, LLC,
a Delaware limited liability company
Its Managing Member

	By:	/s/ Michael Farley
	Name:	Michael Farley
	Title:	Vice President

TENANT:

FULCRUM THERAPEUTICS, Inc.,
a Delaware corporation

By:	/s/ Robert J. Gould
Name:	Robert J. Gould
Title:	President & C.E.O.

EXHIBIT A

BASIC LEASE TERMS

Building:	26 Landsdowne Street, Cambridge, MA

Premises:	The Premises shall be comprised of approximately 28,731 rentable square feet as follows: Floor 5: 21,736 rsf Floor 4: 6,995 rsf

Annual Fixed Rent for the Term:	$76.00 per RSF as adjusted per the terms of Section 3.1 hereof.

Initial Term:

Approximately ten (10) years and six (6) months, commencing at the Lease Commencement Date and expiring on the last day of the month in which the tenth (10th) anniversary of the Rent Commencement Date occurs, as set forth and in accordance with the terms of Section 2.5 hereof.

Extension Option:	Tenant shall have one (1) option to extend the term of this Lease for an additional five (5) years, as described in Section 2.6 of the Lease.

Lease Commencement Date:	As defined in Section 2.5 Anticipated to be the earlier of (i) December 1, 2017, or (ii) the date which is ten (10) days following notice from Landlord.

Landlord Delivery Date:	The date determined in accordance with Section 2.5. Anticipated to be the earlier of (i) December 1, 2017, or (ii) the date which is ten (10) days following notice from Landlord.

Rent Commencement Date:	The date determined in accordance with Section 2.5.

Leasehold Improvements Allowance:	$170.00 per rentable square foot or $4,884,270.00

Total Rentable Area of Building:	102,876 rentable square feet

Security Deposit:	$1,091,778, to be provided pursuant to the terms of Article 11.

Parking Privileges:

Commencing on the Rent Commencement Date and continuing through the Term, Tenant shall be entitled to use and shall pay for 1.5 parking passes per 1,000 rsf (which shall initially be equal to forty-three (43) parking passes) in accordance with Section 2.4 of the Lease. Subject to availability, Tenant shall have the right to lease additional parking spaces from Landlord; such lease for additional parking spaces shall be on a month-to-

month basis at the then-prevailing fair market value for such parking passes.

Permitted Uses:	Office and/or research and development, laboratory, and vivarium uses, and customary accessory uses supporting the foregoing.

Tenant’s Address for Notices:

Before the Rent Commencement Date:

Fulcrum Therapeutics, Inc.
One Kendall Square
Building 700, B7102
Cambridge, Massachusetts 02139
Attention: Chief Executive Officer

After the Rent Commencement Date:

Fulcrum Therapeutics, Inc.
26 Landsdowne Street
Cambridge, Massachusetts 02139
Attention: Chief Executive Officer

With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Attention: Lia Der Marderosian, Esq.

Landlord’s Original Address:	UP 26 Landsdowne, LLC 1100 Terminal Tower 50 Public Square Cleveland, Ohio 44130 Attention: General Counsel

Landlord’s Address for Notices:	UP 26 Landsdowne, LLC c/o Forest City Commercial Group, LLC 38 Sidney Street, Suite 180 Cambridge, Massachusetts 02139-4234 Attention: Asset Manager